                                                                    Exhibit 99.1


                    Edison Mission Energy

                    Independent Market Expert's Report
                    for the MAIN Region

                    March 2, 2004

                    Edison Mission Energy

                    Independent Market Expert's Report
                    for the MAIN Region

                    March 2, 2004


                    PUBLIC VERSION

                    (C) PA Knowledge Limited 2004


                                                       PA Consulting Group, Inc.
                                                        390 Interlocken Crescent
           Prepared by:    Todd Filsinger                              Suite 410
                           Ron Norman                                 Broomfield
                                                                  Colorado 80021
                                                            Tel: +1 720 566 9920
                                                            Fax: +1 720 566 9680
                                                            www.paconsulting.com


                                                         Final Draft Version 5.0

                                                                       [PA LOGO]

DISCLAIMER

This report presents the analysis of PA Consulting Group, Inc. (PA) for the Mid-America Interconnected Network (MAIN) region.

    (i) some information in the report is necessarily based on predictions and estimates of future events and behaviors,

    (ii) such predictions or estimates may differ from that which other experts specializing in the electricity industry might present,

    (iii) the provision of a report by PA does not obviate the need for potential investors to make further appropriate inquiries as to the accuracy of the information included therein, or to undertake an analysis of their own,

    (iv) this report is not intended to be a complete and exhaustive analysis of the subject issues and therefore will not consider some factors that are important to a potential investor's decision making, and

    (v) PA and its employees cannot accept liability for loss suffered in consequence of reliance on the report. Nothing in PA's report should be taken as a promise or guarantee as to the occurrence of any future events.

                                                                               i
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                                                                       [PA LOGO]

TABLE OF CONTENTS

DISCLAIMER                                                                           I

1.   INTRODUCTION                                                                  1-1

     1.1    Background                                                             1-1
     1.2    Asset Portfolio Description                                            1-1
     1.3    Key Assumptions                                                        1-1
     1.4    Results                                                                1-2
     1.5    Report Structure                                                       1-3

2.   COMPETITION AND RESTRUCTURING IN THE U.S. ELECTRIC INDUSTRY                   2-1

     2.1    Introduction                                                           2-1
     2.2    Recent Federal Restructuring                                           2-1
            2.2.1    FERC Order 2000                                               2-1
            2.2.2    Energy Legislation - 2002                                     2-1
            2.2.3    Energy Legislation - 2003 and 2004                            2-2
     2.3    State Restructuring                                                    2-2
     2.4    Reliability and Competitive Markets                                    2-4
            2.4.1    Introduction                                                  2-4
            2.4.2    Overview of Regional Markets                                  2-4
            2.4.3    RTOs - Regional Transmission Organizations                    2-5
            2.4.4    Additional Regulatory and Market Developments                 2-9
     2.5    Prospects for the Future                                              2-10

3.   APPROACH TO MARKET PRICE FORECASTING                                          3-1

     3.1    Introduction                                                           3-1
     3.2    Market Price Forecasting Principles                                    3-2
            3.2.1    Economic Equilibrium                                          3-2
            3.2.2    Capacity and Energy Markets                                   3-3
            3.2.3    Price Bidding and Formulation                                 3-4
     3.3    Step 1 - Review of Market Characteristics                              3-5
     3.4    Step 2 - Development of Assumptions                                    3-5
     3.5    Step 3 - Fundamental Analysis                                          3-5
            3.5.1    Energy Price and Dispatch Simulation                          3-6
            3.5.2    Capacity Compensation Simulation                              3-6
            3.5.3    Capacity Add/Retire Simulation                                3-7
     3.6    Step 4 - Plant-Level Dispatch Analysis                                 3-8
            3.6.1    Dispatch Variations                                           3-8
            3.6.2    Production-Cost-Based Dispatch                                3-8

4.   KEY ASSUMPTIONS                                                               4-1

     4.1    Introduction                                                           4-1
     4.2    Demand and Energy Forecasts                                            4-1
     4.3    Fuel Prices                                                            4-1
            4.3.1    Natural Gas                                                   4-2
            4.3.2    Fuel Oil                                                      4-4

[PA LOGO]                                                      TABLE OF CONTENTS

            4.3.3    Coal                                                          4-5
            4.3.4    Hydroelectric                                                 4-6
            4.3.5    Nuclear                                                       4-6
     4.4    Emission Allowance Prices                                              4-7
            4.4.1    Emission Allowance Forecast Methodology                       4-7
            4.4.2    Sulfur Dioxide Emission Allowance Prices                      4-8
            4.4.3    NO SUB(x) Emission Allowance Prices                           4-9
            4.4.4    Mercury Emission Allowance Prices                             4-9
     4.5    Electricity Imports                                                   4-10
            4.5.1    Transfer Capabilities                                        4-10
            4.5.2    Wheeling Rates                                               4-10
     4.6    Capacity Additions and Retirements                                    4-11
     4.7    Financial Assumptions                                                 4-13
            4.7.1    Generic Plant Characteristics                                4-13
            4.7.2    Other Expenses                                               4-13
            4.7.3    Economic and Financial Assumptions                           4-13

5.   REGIONAL ANALYSIS                                                             5-1

     5.1    Introduction                                                           5-1
     5.2    Risk Issues and Sensitivity Cases                                      5-1
     5.3    MAIN                                                                   5-3
            5.3.1    Background                                                    5-3
            5.3.2    Power Markets                                                 5-3
            5.3.3    Transmission System                                           5-3
            5.3.4    Market Characteristics                                        5-5
            5.3.5    Price Forecasts                                               5-6
            5.3.6    Critical Market Factors                                       5-9
            5.3.7    Dispatch Curves                                              5-10

APPENDICES

A    Region-Specific Coal Price Discussion

B    Market Evolution

C    State Retail Choice Switching Statistics

D    Allowance Prices for SO SUB(2), NO SUB(x), and Hg

E    Glossary

iv
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                                                                       [PA LOGO]

1.        INTRODUCTION

                                   FIGURE 1-1
                                 EME COAL ASSETS

[GRAPHIC]

1.1       BACKGROUND

PA Consulting Group, Inc. (PA) was retained by Edison Mission Energy (EME) to assess future prices for electric energy and capacity in the Mid-America Interconnected Network (MAIN) region.

This report assesses the price projections based on stated assumptions for electric prices in MAIN and presents the results of PA's analysis for the study period 2004-2014.

1.2       ASSET PORTFOLIO DESCRIPTION

EME holds 5,621 MW(1) of base-load coal. The financing will not include Powerton 5-6 and Joliet 7-8; however, as these are under a capital lease arrangement.

1.3       KEY ASSUMPTIONS

There are many important assumptions in the development of the price projections, including but not limited to demand growth, fuel prices, capacity additions and retirements, and environmental factors. Variations in these four factors, as well as other assumptions, can lead to significant variations in the end price results. The base case that PA presents is a 3-pollutant (3p) case. This incorporates one of many new environmental regulations proposed by legislators and the EPA over the past couple of years. PA views a slightly modified version of one of these legislative proposals as most likely to be law in the near future, and has based its modeling on this assumption. This is a departure from the 2-pollutant (2p) case PA used as a base case before 2004. A discussion of how a 3p case differs from the 2p is included in Section 4.4. PA has also examined the other major assumptions and presented sensitivities around capacity addition and retirements and low fuel. The results of these sensitivities are presented in Chapter 5.

Another key fundamental assumption upon which this analysis is based is the concept of a competitive wholesale market. These results are based on the assumptions that rational markets for electricity exist, that markets are attempting to adjust to economic equilibrium, and that market players make decisions based on sound economic judgment.

DEMAND. Peak demand in MAIN is forecasted to grow from 2004 through 2014 at an annual compound growth rate of approximately 1.7%.(2)

FUEL PRICES. Forecasts for natural gas and oil use futures prices in the near term and a consensus fuel price forecast (derived from published fuel price forecasts) in the long term. Delivered prices are then constructed on a regional basis by adding a basis differential.(3) The natural gas and oil fuel price forecasts used are found in Chapter 4. The marginal nuclear fuel costs were assumed to be $5.16/MWh, while the marginal coal prices were developed for each individual unit.

CAPACITY ADDITIONS AND RETIREMENTS. PA estimates capacity additions and retirements based on three main principles. First, near-term (2004 through 2006) capacity additions are based on PA's investigation of new capacity addition announcements through a review of publicly available sources of new capacity addition information. These sources include newspapers, trade journals, developer and utility web sites and contacts, and industry news publications.

----------
(1) Based on maximum capacity as reported in EME 10-K.

(2) Source: EIA Annual Energy Outlook 2003.

(3) Regional price differentials were calculated by comparing price history for that location to price history at the Henry Hub.

                                                                             1-1
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[PA LOGO]                                                        1. INTRODUCTION

PA has developed a proprietary database that tracks the status of new capacity additions and evaluates the probability of announced projects actually being constructed. Second, capacity additions post-2006 are based on economic analyses of generic new units. Third, units that are not competitive are retired in accordance with the methodology described in further detail in Chapter 3.

PA's base case results incorporate PA's estimate of new capacity additions and retirements based on PA's proprietary merchant plant database. The capacity and online dates for specific projects are identified in Chapter 4. These unit assumptions are based on PA's best estimate at the time the analyses are prepared. Due to deregulation of the electric industry, changes in economic conditions, the sometimes volatile nature of the industry, and the lead times associated with building new plants, these assumptions are likely to deviate from what actually transpires. Individual unit characteristics such as online dates and capacities may change. Projects may be cancelled or new ones may be added. The assumed capacity additions and retirements included in this analysis are summarized in Table 1-1.

                                    TABLE 1-1
                      CAPACITY ADDITIONS AND RETIREMENTS(1)

              CAPACITY     CAPACITY       CAPACITY
              ADDITIONS    ADDITIONS     RETIREMENTS
              2004-2006    2007-2014      2007-2014
   REGION       (MW)         (MW)           (MW)
-----------------------------------------------------
MAIN            2,150        6,240         1,318

----------
(1) Total capacity at the end of 2003 in MAIN was 69,169 MW.

MAIN has 152 MW of market retirements in 2004-2006

ENVIRONMENTAL FACTORS. PA's environmental forecast uses forward allowance price curves for 2004 and PA's proprietary Multi-Pollutant Optimization Model (MPOM) for 2005-2014. MPOM is a linear programming model that simultaneously solves for the optimal combination of coal selections, unit dispatch, and allowance prices over the forecast period. These assumptions are especially important in the valuation of coal-fired units.

The ultimate shape of environmental regulation is uncertain, as EPA has submitted two separate proposals for regulation of mercury emissions, and several legislative proposals are currently under consideration in Congress. PA has assumed for the base case that a 3p regime that incorporates a modified version of proposed legislation for SO SUB(2), NO SUB(x), and mercury (Hg) emissions will be implemented. PA's base case program is based on President Bush's Clear Skies bill, which was submitted to the House and Senate in February 2003. Clear Skies calls for significant reductions in emissions of SO SUB(2), NO SUB(x), and Hg through the implementation of a cap-and-trade emission allowance program similar to current SO SUB(2) and NO SUB(x) programs. Under the Clear Skies proposal, mercury emissions would be capped at a level significantly below historical emissions levels, though allowable mercury emissions would be high enough that the majority of coal-fired generation would remain economically viable. The proposed Clear Skies bill also includes year-round NO SUB(x) emission limits in all regions starting in 2008, whereas current legislation limits NO SUB(x) emissions only in the summer months and only in the SIP and OTR states. Though the original Clear Skies legislation called for implementation in 2008, PA assumes NO SUB(x) emission limits under Clear Skies will start in 2010 due to a delay in passing the bill.

In addition, the EPA recently put forth two additional proposals, one a mercury cap-and-trade program and, alternatively, a mercury MACT (Maximum Achievable Control Technology) proposal that contains fixed mercury emission limits at the unit level by requiring specific generators to retrofit emission control technology. There is still a significant amount of uncertainty as to which environmental program will be implemented. However, it is PA's view that, regardless of whether one of the EPA proposals is implemented, a modified version of the Clear Skies proposal will be the most likely proposal to pass, and that the resulting program will override current EPA proposals.

A more complete discussion of the four key assumptions of demand growth, fuel prices, capacity additions and retirements, and environmental factors may be found in Chapter 4.

1.4       RESULTS

PA modeled the generation asset portfolio under alternative price and capacity scenarios. Before summarizing these scenarios, it is important to acknowledge that this portfolio valuation approach incorporates a conservative view on asset and portfolio management. In other words, the results presented herein do not include the potential for incremental returns and corresponding risk enabled through dynamic portfolio optimization strategies and techniques.

1-2

1. INTRODUCTION                                                        [PA LOGO]

PA has adopted this view for three reasons:

1. Dynamic portfolio optimization assumes a fairly high degree of decision-making sophistication that requires state-of-the-art tools, systems, and risk management acumen. Assessing this type of risk and portfolio decision-making capacity is not part of this report. Implementing an aggressive portfolio optimization strategy with a weak risk management framework can degrade rather than improve returns.

2. Portfolio optimization modeling is a complex analysis that attracts significant debate across the industry. This analytical complexity and the lack of an industry-accepted standard to quantify such value and risk would prevent a report, which attempts to include such value, from meeting objectives set forth by financial institutions for integrity and expert opinion.

3. Portfolio optimization modeling results are driven by market data (e.g., historic spot, volatility, and forwards) that often do not exist or that require a fair amount of extrapolation to create a useful data set. PA's approach of creating a forecast to better represent a given market over a given time horizon than a single snapshot of forward market data is not conducive to portfolio optimization analysis.

PA recognizes that it is possible for asset owners to generate incremental portfolio returns above and beyond the compensation mechanisms contemplated in this analysis if supported by a best-practice risk and portfolio management framework.

PA developed a base case for each region that reflects PA's assessment, given the stated set of assumptions in Chapter 4, of future market prices. It should be recognized that this case will vary to the extent the input assumptions change, and such assumptions should be reviewed with the same rigor as the resulting forecast. The BASE CASE incorporates the 90-day average ending December 31, 2003, of Henry Hub futures gas prices through December 2006. Prices then decrease linearly to the consensus forecast price in 2008. The oil forecast 90-day average ends December 31, 2003, and goes through December 2006, decreasing linearly to the consensus forecast price in 2008. The base case is constructed using generation and load growth data stated in the EIA Forms 411 combined with PA's merchant plant and in-house fuel forecast. This method is discussed in further detail in Chapter 4.

In addition to the base case, PA developed two sensitivity cases. These sensitivity cases are intended to provide an indication as to how changes in certain input parameters such as fuel prices and new capacity additions affect forecasted price results. The sensitivity cases are not intended to be bounding or worst-case scenarios. Their purpose is to determine the impact of an assumed change on the price forecast results. The magnitude of the changes in input parameters may be greater than or less than those assumed in the sensitivities. The two sensitivity cases evaluated are as follows:

- The LOW GAS CASE evaluates the effects of lower gas prices based on one standard deviation lower than the base case consensus forecast. The one standard deviation methodology is derived from annual historical variance from 1996 through 2003. This translates to an approximately $1.50/MMBtu reduction in gas prices from 2007 to 2014. PA uses 90-day average Henry Hub futures as of December 31, 2003 for the 2004 to 2006 gas prices.

- The OVERBUILD CASE is a supply side view of potential market downside. PA has added 5,200 MW of generic capacity to MAIN in the 2006 to 2009 timeframe. The result is MAIN's overbuild extends from 2009 to 2014, or by five years. This would be similar to a load growth downside of 0.9%, or the base case less 0.6% through 2014.

The all-in market price combines the energy price with the price received by generators for other relevant generation services and energy products in the market. The all-in price reflects PA's estimate of the total market price that generators will recover in the markets at a 100% capacity factor. The all-in price results of the study are summarized in Figure 1-2.

1.5       REPORT STRUCTURE

The remainder of this report is structured as follows:

- CHAPTER 2 provides an overview of competition and restructuring in the U.S. electricity markets.

- CHAPTER 3 reviews the methodology used to develop the forecasts presented in Chapter 5.

-  CHAPTER 4 provides key assumptions that drive the forecast results in Chapter
   5.

- CHAPTER 5 overviews the MAIN market and the current generation mix and summarizes PA's

                                                                             1-3

[PA LOGO]                                                        1. INTRODUCTION

   fundamental load and generation requirements forecast for 2004-2014. It also provides forecasts of energy prices and capacity compensation for the base case as well as associated sensitivity cases. Dispatch curves for 2005 and 2010 illustrate the marginal cost of the last generator for the given load shown on the horizontal axis. The locations of the assets in the generating portfolio are identified on the curves.

-  APPENDIX A outlines the regional coal types and transportation methods.

-  APPENDIX B outlines market evolution in the United States.

-  APPENDIX C lists retail choice switching statistics for individual states.

-  APPENDIX D lists allowance prices for SO SUB(2), NO SUB(x), and Hg.

- APPENDIX E is a glossary divided into two sections: relevant terms and acronyms.

1-4

1. INTRODUCTION                                                        [PA LOGO]

[CHART]

                                   FIGURE 1-2
                   MAIN-CECO ALL-IN PRICE FORECAST(1) ($/MWh)

(1)  Results are expressed in real 2004 dollars.

                                                                             1-5
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                                                                       [PA LOGO]

2.        COMPETITION AND RESTRUCTURING IN THE U.S. ELECTRIC INDUSTRY

2.1       INTRODUCTION

Over the past two decades, the structure of the electric power industry has been increasingly shaped by a prevailing market trend in the networked industries, namely the introduction of competition in formerly regulated markets. This chapter examines the recent development of competitive power markets in the United States. The history of regulation in the United States is outlined in Appendix B.

2.2       RECENT FEDERAL RESTRUCTURING

2.2.1     FERC ORDER 2000

In 1999, the Federal Energy Regulatory Commission (FERC) issued Order 2000 promoting the formation of Regional Transmission Organizations (RTOs), which represent a broadening of the ISO concept. Public utilities that own, operate, or control transmission are left to decide the type of RTO they wish to form or to join. The purpose of the order is to provide greater guarantees to wholesale market participants of open access to the transmission systems of FERC jurisdictional utilities. By pushing for additional levels of independence over the control and operation of the transmission system, it is FERC's hope that the formation of RTOs will further promote competition and greater investment efficiency in the wholesale and retail power sectors. Order 2000 is discussed in greater detail in Section 2.4.3 and Appendix B.

2.2.2     ENERGY LEGISLATION - 2002

In 2002, the House and Senate each passed separate energy bills. The 2002 bills were never reconciled, but contained important provisions, several of which are still being considered in pending legislation.

A.        SAFE ACT OF 2001 AND HR 3406

Securing America's Future Energy (SAFE) Act of 2001 (HR 4) was the House's primary energy legislation. It passed on August 2, 2001 by a vote of 240-189. SAFE did not have an electricity section; however, language from HR 3406 was later incorporated in the joint energy bill proposed in 2003. HR 3406 contained many provisions of importance to electric power utilities and other wholesale market participants, including:

-  repeal of the Public Utility Holding Company Act (PUHCA)

- repeal of the Public Utility Regulatory Policies Act (PURPA) mandate requiring utilities to purchase from and sell to qualified cogeneration facilities (QFs)

- replacement of the North American Electric Reliability Council (NERC) with an electric reliability organization that has mandatory standards.

-  repeal of FERC's merger authority

- requirement that all transmission-owning utilities participate in an RTO within 12 months of the bill's enactment

- grant of transmission siting authority to FERC where states have delayed transmission projects involving interstate commerce

- tax deferral for the sale of transmission assets by utilities that join an RTO

-  open access to the grid by transmission-owning utilities at fair rates.

HR 3406 required that FERC establish transmission pricing policies and standards to upgrade the system, and contained $33.5 billion in tax incentives - primarily for research and development associated with the production of traditional energy sources.

B.        ENERGY POLICY ACT OF 2002

Unlike the legislation passed in the House, the Senate's Energy Policy Act of 2002 - passed on April 25, 2002, by a vote of 88-11 - did contain specific provisions for electricity. In many ways, the Senate bill compared directly to HR 3406, as both bills called for:

- Repeal of PUHCA. HOWEVER, THE SENATE BILL TRANSFERS PUHCA's MERGER AUTHORITY FROM THE SECURITIES AND EXCHANGE COMMISSION TO FERC.

- Repeal of the PURPA mandate requiring utilities to purchase from and sell to QFs, BUT ONLY IF FERC DETERMINES THAT QFs HAVE ACCESS TO DAY-

                                                                             2-1

[PA LOGO]         2. COMPETITION AND RESTRUCTURING IN THE U.S. ELECTRIC INDUSTRY

   AHEAD AND REAL-TIME POWER MARKETS AND COMPETITIVE SUPPLIERS.

- Replacement of NERC with an electric reliability organization that has mandatory standards.

-  Open access to the grid by transmission-owning utilities at fair rates.

However, the Senate legislation contained several points in which it differed significantly from the House bill, such as:

- FERC's jurisdiction over merger and acquisition activity was expanded in the Senate bill rather than repealed. Under the language of the bill, FERC would be given authority to oversee mergers of holding companies that own utilities, mergers of generation-only utilities, and acquisitions of natural gas companies by electric companies.

- Unlike HR 3406, the Energy Policy Act contained no references to RTOs or siting policies.

- Also, under the Senate bill, utilities would be required to generate 10% of their electricity from renewable energy facilities by 2020 - an increase from the 2% currently required.

Other important general aspects of the Senate bill included $14 billion in tax credits and subsidies for new fossil fuel production (oil and gas production, coal mining, etc.), energy efficiency provisions, and energy produced from renewable resources. The bill also included $2 billion in incentives to promote electricity generation from "clean coal" plants and allowed an eight-year depreciation of capital gains on the sale of assets by electric utilities to independent transmission companies.

2.2.3     ENERGY LEGISLATION - 2003 AND 2004

Due to the significant differences between the 2002 House and Senate energy bills, the bills were not taken up again until 2003.

On April 11, 2003, the House passed an electricity bill that included measures repealing PUHCA and largely supporting FERC's proposal for a standard market design (SMD). (See Section 2.4.4.)

An April 2003 Senate Committee bill rejected FERC's revised SMD rules and remanded them back to the agency for reconsideration. However, the Senate was unable to pass its 2003 bill and it reverted to and passed its 2002 bill on July 31, 2003.

A committee then rewrote a combined energy bill, the Energy Policy Act of 2003, which included repealing PUHCA and postponing SMD until 2007. The combined bill was approved by the House on November 18, 2003, but was filibustered in the Senate on November 24, 2003.

In 2004, the stalled energy bill may be resurrected by reducing its original cost and attaching it to a highway transportation bill or introducing it as a stand-alone measure. The slimmed-down energy package will include a mandate to double the use of corn-distilled ethanol in gasoline, but will probably drop a controversial measure to protect makers of ethanol and MTBE from lawsuits for water pollution.

Meanwhile, FERC is urging a separate power reliability bill and senators have introduced two stand-alone grid power bills meant to prevent a repeat of last August's catastrophic power blackout and to bar electricity trading schemes such as those used by bankrupt Enron Corp.

2.3       STATE RESTRUCTURING

Restructuring in the United States has progressed in a piecemeal fashion because of the division of authority over various aspects of the electric power industry between state and federal legislative and regulatory bodies. While restructuring of the wholesale electricity markets has developed largely under federal jurisdiction, retail electricity markets have developed on a state-by-state basis. As illustrated in Figure 2-1, 23 states plus the District of Columbia have either enacted retail choice restructuring legislation or issued a comprehensive regulatory order on restructuring. Subsequently, 7 of the 23 states have limited, delayed, suspended, or repealed retail access implementation. The remaining 27 states are either investigating the subject or have done nothing to address the topic. West Virginia is counted as not active in Figure 2-1; the state had once planned a transition to full retail access, but it never implemented its restructuring law and has had no activity since 2001. See Appendix C for retail choice switching statistics for individual states.

2-2

2. COMPETITION AND RESTRUCTURING IN THE U.S. ELECTRIC INDUSTRY         [PA LOGO]

                                   FIGURE 2-1
  STATUS OF STATE ELECTRIC INDUSTRY RESTRUCTURING ACTIVITY AS OF DECEMBER 2003

[GRAPHIC]

Sources: Energy Information Administration and PA research.

(1) States which have enacted enabling legislation or issued a regulatory order to implement retail access.
(2) States which have limited retail access, delaying it for residential customers.
(3)  States which have delayed implementing all retail access.
(4) States which have repealed restructuring (Arkansas, 02-2003; New Mexico, 04-2003) or suspended retail access (California, 09-2001).
(5) States which have not enacted enabling legislation to restructure the electric power industry or implement retail access.

                                   FIGURE 2-2
                        NERC REGIONS IN THE UNITED STATES

[GRAPHIC]

                                                                             2-3

[PA LOGO]         2. COMPETITION AND RESTRUCTURING IN THE U.S. ELECTRIC INDUSTRY

2.4       RELIABILITY AND COMPETITIVE MARKETS

2.4.1     INTRODUCTION

Much of the development of competitive market structures and system operations in recent years has involved the balancing of system reliability concerns with the desire to allow the market to drive the development of the electricity industry. This balancing of market forces and reliability concerns is evident in shape of the transmission industry and evolving competitive electricity markets today.

2.4.2     OVERVIEW OF REGIONAL MARKETS

In the United States, competition in the wholesale markets is, in part, defined and shaped by North American Electric Reliability Council (NERC) regions, shown in Figure 2-2.

-  ECAR - East Central Area Reliability Coordination Agreement

-  ERCOT - Electric Reliability Council of Texas

-  FRCC - Florida Reliability Coordinating Council

-  MAIN - Mid-America Interconnected Network

-  MAPP - Mid-Continent Area Power Pool

-  NPCC - Northeast Power Coordinating Council

   -  NEPOOL - New England Power Pool

   -  NEW YORK - New York Power Pool

- PJM - Pennsylvania-New Jersey-Maryland Interconnection LLC (defined as Mid-Atlantic Area Council or MAAC by NERC)

-  SERC - Southeastern Electric Reliability Council

-  SPP - Southwest Power Pool

-  WECC - Western Electricity Coordinating Council

   -  AZ-NM-NV - Arizona-New Mexico-S. Nevada

   -  CA - California

   -  CO-WY - Colorado-Wyoming

   -  NW - Northwest.

The high-voltage transmission system and the corresponding bulk power markets in the United States were originally developed to ensure reliability of supply within franchised utility territories. They were not designed specifically to support commercial transactions and power trading.

Stemming from the Northeast blackout of 1965, the utility industry organized voluntary regional reliability councils to coordinate reliability practices in the United States and parts of Canada and Mexico. The continental United States is currently divided into ten voluntary regional reliability councils whose policies are, in turn, coordinated by NERC.

The reliability councils establish guidelines for all member utilities and suppliers. Two of the principal guidelines established by each council concern:

- MINIMUM OPERATING RESERVES. Operating reserves represent generating units that are maintained in a spinning or fast-start condition so that they can rapidly respond to an outage at another unit or some other emergency condition.

- MAXIMUM AREA CONTROL ERROR. Area control error is a measure of the difference between actual and scheduled power flows. It is controlled to maintain the standard operating frequency of the alternating current power supply system and to prevent damage to generators and other equipment connected to the grid.

The ten regional reliability councils are part of three, larger, interconnected and synchronized electric power systems:

- the Eastern Interconnection [ECAR, MAIN, MAPP, NPCC (excluding Quebec), PJM, SERC, SPP, and FRCC]

-  the Western Interconnection (WECC)

-  the ERCOT Interconnection.

These three systems are interconnected through limited direct current (DC) transmission ties. However, the alternating current (AC) systems of these three systems are not synchronized and operate independently of one another.

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2.4.3     RTOs - REGIONAL TRANSMISSION ORGANIZATIONS

Continued concerns with traditional means of grid management, particularly with respect to open access for all wholesale market participants, prompted FERC to issue Order 2000 in December 1999. Order 2000 strongly encourages all transmission-owning entities to place their transmission facilities under the control of independent Regional Transmission Organizations (RTOs) and establishes minimum characteristics and functions of RTOs, leaving it to individual entities to determine how they are to meet such requirements.

The minimum characteristics an RTO must satisfy include:

-  independence from "market participants"

-  geographic scope and regional configuration

- operational authority (the RTO must serve as the security coordinator for its region)

-  short-term reliability (through scheduling and re-dispatch).

The minimum functions an RTO must satisfy include:

-  tariff administration and design

-  congestion management

-  parallel path flow

-  ancillary services

- open-access same-time information system (OASIS), including the calculation and posting of total transmission capability (TTC) and available transfer capability (ATC)

-  market monitoring

-  planning and expansion

-  interregional coordination.

While FERC allows for flexibility in structuring RTOs that satisfy the minimum characteristics and functions, three fundamental models have been proposed in varying forms:

- ISO MODEL. A non-profit, independent entity operates and assumes control of transmission assets owned by multiple transmission owners. In addition to the functions that operational ISOs currently perform, an ISO also would have to assume planning and expansion functions to meet RTO requirements. This model is representative of the traditional ISO entities: ISO New England, New York ISO, California ISO, and PJM (prior to the creation of PJM West).

- HYBRID MODEL. Under a hybrid model, a non-profit entity would serve as an umbrella organization over one or more for-profit, independent transmission-owning companies (ITCs) or gridcos. The non-profit entity and the ITCs/gridcos would share functions and collectively constitute an RTO. MISO, RTO West, and the current PJM structures are all examples of hybrid models.

- TRANSCO MODEL. A single for-profit, independent entity operates and controls a collective pool of transmission assets. The transco would perform all RTO functions. The proposed Alliance RTO, GridSouth and GridFlorida would have operated as transcos. The only RTOs based on the "transco model" still in development at this time is WestConnect, which incorporates a for-profit independent system administrator in its design.

Initially, Order 2000 required all transmission owners (with the exception of those participating in an approved ISO) to file with FERC, by October 15, 2000, a proposal to form an RTO. All RTOs were to be operational by December 15, 2001. Alternatively, owners could describe efforts to participate in an RTO, any existing obstacles to RTO participation, and any plans to work toward RTO participation. While this schedule has slipped considerably and FERC is no longer publicly establishing dates for RTO formation and operation goals, FERC continues to pressure utilities to identify the RTO in which they will participate.

Through Order 2000, FERC proposed a number of innovative transmission rate mechanisms to encourage the formation of compliant RTO entities by transmission owners. FERC has recently begun to follow through on some of its promised innovative rate mechanisms now that it has seen several proposals that meet its general RTO criteria. However, while FERC is offering financial incentives for RTO participants, it has also threatened financial punishments (such as the loss of market-based rate authority for a company's generating assets) for those utilities that refuse to join approved RTOs.

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FERC released a white paper on April 28, 2003 outlining its views on the
Standard Market Design (SMD) process. Described as the "Wholesale Market Platform," the FERC incorporated stakeholders' views in addressing major issues in relation to its July 2002 Notice of Proposed Rulemaking (NOPR). Some issues addressed: FERC indicated it will not assert jurisdiction on the transmission component of retail rates; participant funding will no longer be recommended for new transmission investment; states and regional authorities will be primarily responsible for transmission planning, energy markets, and congestion cost allocation; market monitoring would be permitted flexible timetables and budgets as drawn up by regional committees; and FTRs would be allocated instead of a mandatory auction process. Thus FERC has proposed a flexible approach to standardized markets across the country.

Figure 2-3 illustrates the current status of RTOs in the United States.

                                   FIGURE 2-3
            RTOs AND GRIDCOS IN THE UNITED STATES AS OF JANUARY 2004

[GRAPIC]

(C) 2003 PA Knowledge Ltd. Unauthorized duplication or dissemination prohibited.

The service boundaries on this map are general representations that do not necessarily depict the exact region boundaries. Information on this map is believed to be accurate but is not guaranteed.

The status of proposed RTO groups is in flux and considerable activity in RTO development is likely in the near term as the approval status and membership of various RTO groups continues to change. While proposal specifics continue to evolve, the following is a brief summary of the current RTO filings submitted to FERC for proposed RTOs that affect the MAIN region:

FULLY APPROVED RTOs

- MISO. The Midwest ISO (MISO) was conditionally approved by FERC in September 1998 and began regional transmission services on February 1, 2002. FERC approved MISO on December 20, 2001, making it the first fully approved RTO. FERC has subsequently approved a 12.88% return on equity for the transmission assets of all transmission-owning members of MISO. A merger of MISO and SPP was approved by both Boards in April 2002 and a

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   combined tariff was filed with FERC in November 2002. However, in March 2003,
   MISO and SPP decided to not move forward in the consolidation of the two organizations. MISO now has five ITCs operating under it. A newer addition is Michigan Electric Transmission Company, the former Consumers Energy transmission system recently purchased by Trans-Elect, an independent company specialized in transmission system operation and construction, and GE
   Capital.

   In April 2003, MISO, PJM, and the Tennessee Valley Authority signed a memorandum of understanding (MOU) to pursue development of a multi-regional approach to promote a transparent market throughout a significant portion (43%) of the Eastern Interconnection. The combined area includes 270 GW of peak load, 295 GW of generating capacity, 150,000 miles of transmission lines, and more than 57 million customers.

   On July 25, 2003, MISO filed its proposed Open Access Transmission and Energy Markets Tariff with FERC. It preserves the basic MISO OATT while incorporating implementation of day-ahead and real-time energy markets, locational marginal pricing (LMP), and financial transmission rights. This tariff was later withdrawn due to issues raised by certain MISO members. MISO plans to re-file a revised tariff. The market structure will still retain the basic characteristics of LMP with FTRs, as well as day-ahead and real-time markets.

   MISO originally planned to launch its energy market on March 31, 2004. However, the market start date has now been moved back to December 2004.

   MISO controls a transmission grid encompassing more than 111,000 miles of high voltage lines in all or parts of 15 states and Canada. FERC approved MISO as the nation's first RTO on December 20, 2001.

- PJM INTERCONNECTION. The PJM ISO and its member transmission owners filed to continue current practices, with some additional RTO functions to be assumed by the non-profit ISO. While the utilities would continue to have legal ownership of existing transmission assets, they would be "tenants in common" for future assets. FERC conditionally approved the PJM RTO on July 12, 2001, and granted it full RTO status on December 18, 2002. PJM includes PJM West, a gridco created from the transmission assets of Allegheny Energy, and is developing PJM South with Dominion Virginia Power. Commonwealth Edison (ComEd) and Dayton Power and Light Company (DP&L) have filed applications to participate in PJM while American Electric Power Company (AEP) has also applied to join PJM as part of PJM West.

   The May 1, 2003 planned full integration date for AEP and DP&L was subsequently delayed pending regulatory approvals. Transfer of certain transmission functions will be pursued in the interim to maintain the integration progress, such as OASIS, ATC, transmission scheduling, and security coordination.

   PJM's scope promises to increase significantly in the near term as four former members of the Alliance RTO - AEP, ComEd, Dominion Virginia Power, and DP&L - pursue their intention to join PJM. To obtain FERC authorization of the new PJM members to the west, PJM and MISO agreed to form a common market to address potential seams issues by October 2004.

   On April 1, 2003, FERC approved requests by AEP and ComEd to transfer control of their transmission assets to the PJM grid and acknowledged DP&L's plans to transfer control of its assets. PJM's latest proposal sets May 1, 2004 as the effective ComEd integration date. PJM is still awaiting final authorization from FERC. It is unclear how FERC's ruling will affect AEP, as Virginia passed a law in February 2003 that bars utilities from surrendering control of transmission lines until after July 1, 2004. While FERC has said that AEP may join PJM, it has not directed it to join the regional network and said it was not making a determination about the effect of state law. In April 2003, the Public Utilities Commission of Ohio (PUCO) recommended that DP&L stop trying to join PJM and follow AEP's lead in participation in an RTO. In May 2003, PUCO lifted the stay it issued on DP&L's RTO participation and consolidated it with the company's market development period extension case. PUCO also extended DP&L's market development period from December 2003 to December 31, 2005.

   In July 2003, FERC asked PJM and MISO to eliminate their regional through and out rates (RTORs) by November 1, 2003. This deadline was later extended. In February 2004, FERC ordered that RTORs would be replaced in May 2004 by seams elimination cost adjustments

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   (SECAs), which will be in place for two years. SECAs are essentially subsidies to make transmission owners whole for the revenue they will lose when the RTORs are eliminated. Companies may propose their own methodology for spreading the costs, but the SECAs will be considered regional demand or load-based charges.

   In late June 2003, Dominion Virginia Power filed an application with the Virginia State Corporation Commission to make the company's transmission assets part of PJM South. Dominion anticipates integrating its transmission assets into PJM by December 1, 2004, and plans to file its PJM application with FERC in spring 2004.

   In July 2003, the Kentucky Public Service Commission rejected the application of AEP subsidiary Kentucky Power to transfer control of its transmission facilities to PJM, citing failure by Kentucky Power or PJM to show that the transfer would prove substantial benefits to native customers. The PSC determined that Kentucky customers already receive some of the lowest cost generation in the United States. Other states also have to make a decision on AEP's transfer requests.

   In November 2003, FERC issued a preliminarily finding that Kentucky and Virginia state laws are preventing AEP from joining PJM and should be preempted. FERC therefore ordered an expedited evidentiary hearing, with an Initial Decision due by March 15, 2004.

ITCs/GRIDCOS

In addition to the evolving RTOs, there are also a number of ITCs/gridcos that have been formed or are being formed to operate under various RTOs.

- AMERICAN TRANSMISSION COMPANY. This company is a for-profit gridco owning the assets of most of the Wisconsin utilities. It was the earliest of the ITCs and is now a member of MISO.

- GRIDAMERICA. Three former members of the disbanded Alliance RTO - FirstEnergy, NIPSCO, and Ameren - elected to form a gridco under the management of National Grid and operating under the MISO umbrella. FERC accepted GridAmerica's bid to become part of MISO in late July 2002, conditioned on the formation of one market by MISO and PJM. MISO and GridAmerica signed an agreement for GridAmerica to operate under MISO as an ITC in November 2002. GridAmerica planned to be operational in April 2003 with a December 2002 FERC filing approval, but this was delayed. In January 2003, the MISO Transmission Owners requested a rehearing of the FERC's December 2002 order, citing consulting services compensation to GridAmerica, allocation of GridAmerica costs to all MISO ISO loads and customers, and preferential treatment of the GridAmerica companies. In May 2003 FERC largely approved GridAmerica, and turned down the rehearing requests. However, FERC did ask for additional data to review costs, and urged GridAmerica, MISO, and MISO transmission owners to develop an agreement detailing rights and obligations and requested a filing within 60 days (by mid-July 2003). In July 2003, a FERC administrative law judge certified a settlement for development costs to be paid to GridAmerica. The settlement reduces by nearly $6 million (approximately 16% reduction) the amount GridAmerica receives by MISO. The settlement was approved by FERC on July 31, 2003, on which date FERC also accepted for filing a Supplemental Agreement that would accord GridAmerica and GridAmerica Companies similar rights and obligations as accorded to MISO Transmission Owners (TOs) under the MISO TO Agreement. The Supplemental agreement was filed July 10, 2003, by GridAmerica, GridAmerica Companies, MISO, and MISO TOs. GridAmerica began operations on October 1, 2003, with two of its three participant companies taking regional transmission services from the Midwest ISO.

- PJM WEST. PJM West, a gridco operating under PJM, began operations on April 1, 2002. PJM West currently consists of the transmission assets of Allegheny Energy. More recently, AEP, ComEd, and DP&L have indicated an interest in joining PJM, either as part of the PJM West ITC or by forming their own gridco. DQE continues in discussions with the Pennsylvania regulator to enable the company to join PJM West as well.

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-    INTERNATIONAL TRANSMISSION COMPANY. Detroit Edison formed the International
     Transmission Company subsidiary as a gridco that will operate under MISO.
     In December 2002, Detroit Edison entered into an agreement with affiliates of Kohlberg Kravis Roberts & Co. and Trimaran Capital Partners, LLC to sell ITC for $610 million. This deal was later completed and KKR/Trimaran have taken ownership of the former DTE transmission assets in ITC.

In general, the development of appropriate regional transmission institutions should improve open access and lead to more efficient transmission grid operation, improve grid reliability, remove the remaining opportunities for discriminatory transmission practices, improve wholesale market performance, and facilitate increased transmission investment.

While each of the proposed RTOs are developing individually and currently have different market products, the final resulting economies should be similar. Thus, PA approaches all regions with the same fundamental analysis.

2.4.4     ADDITIONAL REGULATORY AND MARKET DEVELOPMENTS

In addition to the RTO efforts, several other recent FERC initiatives and market developments promise to have profound effects on the existing wholesale energy markets.

A.        STANDARD MARKET DESIGN

One initiative that FERC is actively pursuing in conjunction with RTO formation is the creation of a standard market design (SMD) for all centralized wholesale energy markets. FERC issued a draft notice of proposed ratemaking (NOPR) on SMD during July 2002 with the objective of establishing rules that support genuine wholesale competition, efficient transmission systems, the right pricing signals for transmission investment, reduction in generation and demand, and more customer options. Key elements of SMD include the use of locational marginal pricing (LMP), the separation of market monitoring units from RTO management, and RTO operation of day-ahead and real-time energy markets.

The U.S. Department of Energy (DOE) filed comments and suggestions for SMD in December 2002, and Congress ordered the DOE to conduct a cost-benefit analysis in February 2003. The DOE's analysis (released May 13, 2003) found that the SMD implementation would result in net consumer benefits of about $1 billion per year for the next few years and net benefits would slowly decrease over time. There is considerable resistance to SMD by a number of state and regional groups that are concerned about FERC infringement on state jurisdiction over retail service and regional market differences that require different solutions. ISO New England began its market transition to the Northeast SMD on March 1, 2003.

On April 28, 2003, FERC released a white paper revising SMD to focus on the formation of RTOs and ensuring all independent transmission organizations have sound wholesale market rules. Renamed the "wholesale power market platform," the revamped final order contained less aggressive rules answering the doubts advanced most vocally by politicians from the South and West who thought FERC's SMD would jeopardize cheap electricity rates in those regions. The final rule, the White Paper indicates, will allow implementation schedules to vary depending on local needs and will allow for regional differences. FERC will not attempt to wrest control over retail transmission from states, nor will it try to override state and local governments on questions of transmission resource planning or native load service.

FERC is delaying finalizing its SMD plans until Congress acts on a final energy bill. A combined 2003 energy bill barred FERC from finalizing any SMD-related plan until 2007. This combined bill passed the House, but was stalled in the Senate in November 2003. In 2004, a scaled-down version of the energy bill may be incorporated in the pending highway bill or introduced as a stand-alone measure. The electric reliability element of the slimmer package remains unchanged, with NERC writing reliability rules and performing audits and FERC taking an oversight role.

Meanwhile, FERC is urging Congress to pass a separate power reliability bill giving FERC statutory authority to oversee enforcement of a mandatory system of grid reliability standards. In addition, senators have introduced two stand-alone grid power bills meant to strengthen the transmission grid and to bar electricity trading abuses.

In December 2003, FERC Chairman Pat Wood had declared that if Congress did not mandate electric reliability standards FERC might have to step forward with its own standards by summer 2004. In early 2004, several U.S. utilities and states were prepared to file a lawsuit to prevent FERC from enacting its own reliability rules. However, on February 10, 2004, NERC recommended new standards for collecting

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and reviewing reliability violations and FERC may now back off its reliability audits plan. FERC issued a statement that it will "continue to explore its existing authority to oversee power grid reliability, while evaluating NERC's stepped-up reliability efforts." FERC may still face legal challenges if NERC files its reliability standards, as some entities could challenge FERC's statutory authority to enforce such standards.

B.        SUPPLY MARGIN ASSESSMENT

On November 20, 2001, FERC decided to abandon the hub-and-spoke analysis for determining market power in wholesale energy markets and instead embrace the Supply Margin Assessment (SMA) methodology. FERC stated that if utilities do not pass the SMA test, they would be stripped of their abilities to sell power at market-based rates in their control areas. However, utilities that belonged to FERC-approved RTOs would not be subject to such proceedings.

Southern Company, Entergy, and AEP were the first utilities listed by FERC as failing the SMA test. However, due to considerable industry criticism stemming from its SMA decree, FERC delayed SMA mitigation indefinitely on December 19, 2001. The three companies were still required to address the order and provide status reports to FERC by January 10, 2002. With the announcements over the last year by all three concerning their new participation in conditionally RTOs, this order is now less of an issue for the companies.

C.        GENERATOR INTERCONNECTION STANDARDS

In October 2001, FERC issued an advance NOPR with the intent of obtaining industry consensus around a standard generator interconnection agreement and procedures. Reflecting the industry input provided in the interim, on April 24, 2002, FERC issued its NOPR for national generator interconnection standards. FERC proposed to continue its policy of requiring generators to pay the full cost of direct-assignment facilities and initially pay for any additional network facilities needed to accommodate the interconnection. FERC also imposed a 90-day timeline for transmission providers to complete interconnection feasibility studies, system impact studies, and facilities studies that determine whether and how a project will affect the grid. In response, concerns were raised by industry regarding needed regional variations as well as the differing needs of small generators. On August 16, 2002, FERC issued an advance NOPR focused on smaller generation units (defined as less than 20 MW).

On July 23, 2003, FERC approved Order No. 2003, a final rule that standardizes large generator interconnections. Transmission providers will be required to file with FERC changes to their OATT reflecting the new rule no later than 60 days after FEDERAL REGISTER publication. In July 2003, FERC issued proposed rulemaking for advanced NOPR (ANOPR) focused on smaller generation and comments will be due 45 days after it appears in FEDERAL REGISTER.

D.        MERCHANT TRANSMISSION

Over the past several years increasing transmission costs and lack of investment in the grid have created favorable opportunities in the United States for merchant transmission investment. With merchant transmission investment, market forces rather than FERC-approved tariffs will determine the rates charged for transmission service and the facilities' owners will bear the risk of inadequate returns. Merchant transmission facilities have the potential to alter the wholesale generation market landscape in a number of markets in the United States as transmission facilities are put in the most congested markets to tap lower-priced resources previously unavailable.

2.5       PROSPECTS FOR THE FUTURE

The past few years significantly altered industry expectations on several fronts and prompted an unprecedented call for strategic review and action across the energy industry. While the California energy crisis continued to reinforce numerous concerns around electricity market deregulation early in the year, the Enron bankruptcy and assorted power marketing scandals magnified these issues and highlighted additional uncertainties in the area of corporate governance, credit, and financial accounting. In the wake of such dramatic upheaval, it is interesting to contemplate the prospects for the future and the potential impacts on merchant generation.

The merchant generation industry has experienced deep scrutiny lately. Analysts and rating agencies are aggressively questioning the viability and business strategies of merchant energy businesses:

- The Enron bankruptcy has magnified the risks inherent in this business sector. Specific concerns

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     over audit practices, trade accounting, and corporate financial practices have surfaced.

- Highly leveraged and cash constrained merchant businesses are under the microscope to demonstrate that projected cash flows will cover debt obligations and preferred stock dividend payments.

The current and forward market landscape suggests that holders of merchant generation-based debt and equity positions face an extended period of uncertainty:

-    Project plans exceed anticipated capacity requirements in several markets.

- Re-regulation initiatives in several areas are underway in response to the economy, California, and Enron.

- Contracting debt tenor combined with scheduled project re-financings suggests an impending credit crunch.

- Recent equity market movements reflect a change in the perception of risk in merchant generation.

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3.        APPROACH TO MARKET PRICE FORECASTING

3.1       INTRODUCTION

PA has developed a proprietary approach to market valuation and price forecasting. This market valuation process (MVP) applies best practice forecasting principles and leverages deep insight into energy market dynamics to deliver sound independent results. PA's proprietary merchant generating capacity database (MerCap) serves as the backbone of this process by ensuring that PA's expert opinion is supported by an accurate view of the ever-changing merchant energy market landscape.

At the highest level, MVP is a four-step process:

1. REVIEW MARKET CHARACTERISTICS. PA scans industry-leading market data sources, assesses internal data repositories and considers recent market developments and their impact on the merchant generation industry.

2. ESTABLISH ASSUMPTIONS. PA works with the stakeholders to review and validate critical plant-specific characteristics and reach consensus on the interpretation of market information.

3. COMPLETE BASELINE FUNDAMENTAL ANALYSIS. To examine the relationship between supply and demand for each region, PA assesses the impact of critical market drivers, including generation characteristics, fuel price forecasts, generation costs of new entrants, and costs of existing plants.

4. CONDUCT PLANT-LEVEL DISPATCH ANALYSIS. Based on the outcome of the fundamental analysis, PA assesses from a cost vs. price forecast perspective how the generating plants in question are likely to respond to price signals in the market.

                                   FIGURE 3-1
                    OVERVIEW OF PA'S MARKET VALUATION PROCESS

[CHART]

This approach is designed to forecast generating unit and or portfolio revenue streams with the highest degree of accuracy that is possible based on market and plant information available at a specific point in time. Analytical results do not guarantee actual performance, however, PA is confident that the analysis most accurately reflects the present industry outlook. To support this claim, it is important to clarify how PA's approach stands apart from other market valuation methodologies:

- PA's proprietary MerCap database is recognized by market participants as the most accurate, comprehensive and up to date view on industry activity.

- PA assumptions on market entry and exit address the need for total cost recovery for new entrants and partial cost recovery for existing plants. Compared to other pure production-cost-based forecasts, this simple assumption provides for a much more realistic market view by addressing the likelihood of partial cost recovery when energy and capacity prices fall.

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This chapter describes in detail PA's market valuation process. Section 3.2 outlines the forecasting principles that serve as the analytical foundation to the MVP approach, namely economic equilibrium, the distinction between capacity and energy markets and the evolution of market structures. Section 3.3 marks the beginning of the approach description with an overview of the market characteristics review step. Section 3.4 outlines the process for developing the assumptions (which are covered in detail in Chapter 4). Section 3.5 summarizes the methodology used for estimating market prices for electricity in the fundamental analysis. Section 3.6 follows with a description of the dispatch analysis.

3.2       MARKET PRICE FORECASTING PRINCIPLES

To fully understand PA's market price forecasts and generation portfolio revenue projections, it is important to consider the critical principles that drive the analytical approach. While PA has adopted numerous economic principles, three warrant specific explanation:

- The concept of economic equilibrium and how this impacts the market reaction to returns on equity (or lack thereof) as driven by market prices.

- The capacity component of generation revenue and how energy prices may or may not account for this cost of delivery.

- The cost of generation and the impact that this cost has on market price forecasts.

These principles are addressed below.

3.2.1     ECONOMIC EQUILIBRIUM

A fundamental tenet of PA's market price forecasting approach is that market participants will continuously adjust to support economic equilibrium conditions. PA defines economic equilibrium as the market's attempt to exploit or capture excess margins through entry (e.g., when the return on equity is above market) or exit (e.g., when expected returns fall below market). In other words, excess returns should not persist because participants will enter markets to capture a portion of the above market return until equilibrium is reached. In this explanation, above market return is defined as a return above the agreed upon market rate of return. The agreed upon market rate of return is specified in Chapter 4.

While the concept of economic equilibrium is sound in principle, actual markets may not follow economic equilibrium exactly. Many industries have shown a pendulum of cycling returns, where above market returns are followed by excess entry resulting in low returns which are followed by a disincentive to invest which results in high returns. While such cycling and overshooting is often a characteristic of commodity markets, market participants are, in general, attempting to adjust to a level commensurate with economic equilibrium - that is, they cycle around the price level suggested by economic equilibrium.

To explore the implication of "disequilibrium" conditions, PA generally constructs an overbuild scenario where excess entry is presumed to occur.

PA forces excess entry early in the study period, as the impacts on generation assets are likely to be most severe in this timeframe. Potential near-term impacts include:

-    decreased energy prices or less attractive spark spreads

-    diminished capacity revenue

-    increased plant retirements.

Subsequent to this period of capacity abundance, PA then examines how the market might return to economic equilibrium. Key considerations in this analysis include:

-    regional load growth

-    unit retirements during periods of diminished returns

-    capacity price recovery.

In summary, PA's market valuation process assumes that markets pursue economic equilibrium conditions. In this pursuit, participants will overreact to both below- and above-market returns. These reactions can cause pendulum-like price variations over the long term. PA captures the overreaction to above-market returns in an overbuild scenario where supply exceeds demand for a short timeframe that is followed by a return to equilibrium through exit and demand growth in subsequent years.

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3.2.2     CAPACITY AND ENERGY MARKETS

PA adopts the view that price forecasts must account for differences in market structure from a generator compensation perspective. There are two main types of generator compensation structures: (1) separate mechanisms for energy and capacity, and (2) energy-only compensation.

Examples of markets with separate compensation mechanisms for energy and capacity include New York, PJM, and England and Wales. In these markets, load-serving entities are required (by administrative rule) to own or contract for a minimum generating capacity reserve level. This capacity obligation creates a market between those that are short capacity and those that have surplus capacity. In a competitive market, potential suppliers compete to provide this capacity.

Competition has spawned capacity trading in the form of daily, monthly or annual capacity obligations. In capacity markets, generators receive compensation for generation availability, i.e., an obligation to produce an agreed upon amount if and when required. In capacity and energy markets, generators attempt to cover their total going-forward costs through a combination of potential revenue sources, including energy markets, capacity markets, ancillary services markets, and options and forwards on a bilateral basis.

This type of market provides generators with multiple opportunities to recover variable costs (e.g., fuel costs, variable maintenance expenses, emission costs) and going-forward costs(4) from the energy market and in the capacity market. One could claim that such a market structure offers a stronger incentive for investment in generating capacity as compared to the energy-only market compensation mechanism.

In market structures without an explicit capacity market (e.g., Australia, New Zealand, California), there is no separate payment to generators for their installed capacity.(5) In this type of market, generators must place greater weight on recovering their going-forward costs solely from the energy market. This heightened attention on a single energy-only compensation mechanism suggests that price volatility may be greater for energy-only markets.

To explain further, in an energy-only market, marginal plants (i.e., the last few generators needed to support reliability) would need to increase their bids above their costs to cover their going-forward costs and earn a sufficient margin when they are called upon to generate. In low load hours, however, there is an abundance of capacity present in the marketplace, and prices are more likely to be driven to marginal cost.

Volatility in the spot market affects pricing in the forward market and for options. Because of the volatility in spot prices, marginal generators, who might not be expected to run but for a few hours, may be able to sell call options for power with high strike prices. These options may or may not actually be "in the money," but market participants may be willing to buy these call options as a hedge against the possibility of even higher market prices.

These contracting mechanisms, fostered from volatile spot prices, provide the means for some of the marginal plants to recover their going-forward costs. They also provide the mechanism for the market to secure an economic level of reserves to meet peak demand. In addition to option contracts and energy prices being set above the marginal cost of the price setting plant, generators can also be compensated for capacity through ancillary services.

Even in markets with capacity obligations and a traded capacity market, energy prices have been quite volatile. This price volatility stems from an intrinsic characteristic of electricity: because there is no inventory, electricity must be produced in real time. This means that errors in forecasting demand or plant commitment, failures in equipment, and market perceptions amplify price movements. This has led to electricity having the most volatile spot prices of any commodity traded.

Economic theory suggests that, an energy only market will over time lead to economically efficient

----------

(4) Going-forward costs are those costs that a generator cannot avoid if it remains in the market, such as fixed operation and maintenance (O&M), property taxes, employee benefits, and incremental capital expenditures. These costs do not include a return on capital or debt service, as these costs are deferrable on capital that is already committed to the marketplace (e.g., sunk).

(5) Forms of energy-only pricing systems also may include payments for spinning and operating reserves. However, payments for ancillary services are differentiated from capacity reserve payments for purposes of this discussion.

                                                                             3-3

[PA LOGO]                                3. APPROACH TO MARKET PRICE FORECASTING

capacity levels. As long as prices rise sufficiently to allow the generators in the market to recover their variable costs and going-forward costs, the average energy price should cover the costs of new capacity, even if there is no separate capacity payment delivered from either a traded capacity market or administered by the market operator.

As described above, regional market structure will determine the composition of generator revenue streams and will impact the mix and timing of new generating units. However, it is important to note that the financial return on new assets is likely to be similar in both types of markets as generators seek to cover their total going-forward costs.

PA recognizes the differences in these structures and accounts for these variations in the market valuation process as described in subsequent sections.

Further, PA anticipates that market structures will continue to evolve. Recent events suggest that all markets regardless of maturity level are susceptible to change. Events in California demonstrate how markets may change during a transition period. Likewise, recent activity in the United Kingdom and Wales suggests that mature markets can also undergo change.

3.2.3     PRICE BIDDING AND FORMULATION

PA generation service compensation forecasts address two primary revenue components:

- Energy based on a production-cost model with prices reflecting marginal cost in each hour.

- Compensation for capacity, which represents the additional margin necessary to keep an economic amount of capacity in the market. THIS COMPENSATION FOR CAPACITY IS NOT THE SAME AS A CAPACITY PRICE IN A TRADED CAPACITY MARKET.

Compensation for capacity may take many forms. Payments could be in the form of a capacity price arising from a capacity market, a regulated payment fee, bilateral option contracts, payments by the ISO for ancillary services, or in the form of energy prices above the marginal cost of the price-setting plant. Regardless of the form, the sum of the compensation for capacity and the market price for energy will ultimately reflect what customers are willing to pay for both energy services and reliability.

                                   FIGURE 3-2
                    PRICE VS. LOAD - PJM WEST, FEBRUARY 2000

[CHART]

PA believes that the majority of the compensation for capacity actually arises through energy prices that are higher than marginal cost (and hence PA's energy price forecast) for some substantial portion of hours.

Actual market price results support this belief. Figure 3-2 presents a graph of market prices in the PJM market in February 2000. This month was selected for its low load characteristics. For this reason, prices should not reflect much in the way of a "scarcity premium" associated with insufficient generation to cover demand.

It is clear from the graph that generators do not simply bid their marginal cost of generation under all circumstances. Were it the case that such bidding strategies were employed, one would expect that the price results in Figure 3-2 would be closely clustered around the marginal cost line. Rather, there is considerable dispersion in the data, particularly in the higher load hours where marginal generation has a greater ability to support a price above marginal cost.

The terms "compensation for capacity" and "energy price" as used in this report reflect the prices needed by the marginal units to recover their variable and going-forward costs. These prices together form the

3-4

3. APPROACH TO MARKET PRICE FORECASTING                                [PA LOGO]

all-in price that generators have determined as necessary to meet all of their going-forward costs.

3.3       STEP 1 - REVIEW OF MARKET CHARACTERISTICS

PA's first step in the market valuation process is to understand the nature and parameters of the relevant markets and the generation assets that participate in that market.

As illustrated in Figure 3-3, to characterize the market, PA uses a variety of data sources:

- PUBLISHED DATA. These data sources identify the generating units, consumer demand and load, and production capacities of existing plants. PA has built an extensive data scanning effort to maintain a current view of the marketplace.

- FUEL PRICE FORECASTS. PA continuously reviews published fuel price forecasts from a number of known industry groups, including the Energy Information Administration, The Gas Technology Institute, Standard and Poor's, and DRI/WEFA.

- PLANNED ADDITIONS. PA identifies new additions that are assumed to be online prior to 2007 based on a detailed review of the announced plans of developers (tracked in PA's MerCap database) and utilities (contained in planning council reports). Capacity additions after 2006 are tested in the entry and exit logic.

The market characterization process centers on several critical drivers including the electric generating units currently in operation, their production efficiencies (including heat rate curves), a projection of plant additions (based in part on announcements and in part on an equilibrium evaluation of market price signals and new investments), consumer demand and load, and generation fuel prices.

3.4       STEP 2 - DEVELOPMENT OF ASSUMPTIONS

Once the raw data is gathered and assembled for the plants and regional markets in question, PA works with the developer and financial institutions to translate the market and plant data into assumptions for the MVP initiative.

As part of this process, PA takes the lead position in screening and validating all assumptions.

                                   FIGURE 3-3
                        PA MARKET CHARACTERISTICS REVIEW

[CHART]

Assumptions for this analysis are described in detail in Chapter 4.

3.5       STEP 3 - FUNDAMENTAL ANALYSIS

To examine the relationship between supply and demand for each region, PA prepares a baseline fundamental analysis that assesses the impact of critical market drivers, including generation characteristics, fuel price forecasts, cost of new entry, and costs of existing plants. These impact assessments are completed in a series of simulation exercises.

Projecting electric market prices and generation product sales requires PA to consider not only price formation in the market, but also the issues of market entry and exit. Figure 3-4 provides a graphical view of PA's Fundamental Analysis process.

                                   FIGURE 3-4
                  PA FUNDAMENTAL ANALYSIS SIMULATION EXERCISES

[CHART]

                                                                             3-5

[PA LOGO]                                3. APPROACH TO MARKET PRICE FORECASTING

The outcome of the analysis is the baseline price forecast as driven by the assumptions developed in Step 2.

The price forecasts developed are based on a dynamic examination of market entry and exit (including retirement) decisions made by the supply-side players in the market.

The following sections will briefly discuss PA's approach to the three main simulation exercises that make up the Fundamental Analysis.

3.5.1     ENERGY PRICE AND DISPATCH SIMULATION

PA uses a detailed chronological production-cost model to simulate energy price formation in the market area of interest. Price formation is based on the sequential dispatch of generation units according to short-run marginal costs.

From the energy price analysis, PA determines the net energy margins (price minus variable cost) for each generating unit in the market. These margins, along with estimates of "going-forward costs," are used in the Capacity Compensation Simulation Model to predict the additional margins related to the provision of capacity.

3.5.2     CAPACITY COMPENSATION SIMULATION

Compensation for capacity is a mechanism for supporting an appropriate amount of generating capability in the system. There are two reasons for including a measure of the compensation for capacity or shortage payment in the projection of market prices. First, if generators bid their short-run marginal costs into an energy market, only inframarginal plants (those not on the margin) earn a contribution toward their going-forward costs. Plants at the top of the supply curve receive little, if any, contributions toward their going-forward costs. In addition, some of the baseload and cycling plants that are not at the top of the supply curve but have high going-forward costs may not earn a sufficient operating margin from the energy market alone to cover all of those costs.

PA predicts a value for compensation of capacity using its proprietary Capacity Compensation Simulation Model. This model presumes that the market will retain a sufficient amount of capacity to meet economic reliability targets. In other words, PA simulates a capacity market consisting of a supply curve and a demand curve for reliability (or capacity) services. PA assumes a competitive market, and that the market clearing compensation for capacity is determined by the intersection of the supply and demand curves. PA constructs supply and demand curves for each year in the simulation time horizon.

The supply curve is developed based on all of the generators in the market. For each generating unit, the net of going-forward costs and energy market margins, expressed on a per-kilowatt basis, are calculated. These net costs represent the minimum amount a generating unit needs to go forward. Ranking these net costs in ascending order produces a supply curve for capacity.

Next, the demand curve is estimated. The demand curve is estimated by representing the capacity associated with a target reliability level. The demand curve is a vertical line derived using a target reserve margin.

Finally, the intersection of the demand curve and the supply curve represents the capacity contribution that the market would support in that year. The capacity contribution forecast is the capacity payment derived

                                   FIGURE 3-5
                         EXAMPLE SUPPLY AND DEMAND CURVE

[CHART]

3-6

3. APPROACH TO MARKET PRICE FORECASTING                                [PA LOGO]

for each year of the study period. This capacity payment is limited by the entrance cost of a combustion turbine. A sample supply and demand curve for a hypothetical year is shown in Figure 3-5.

3.5.3     CAPACITY ADD/RETIRE SIMULATION

It is necessary to assess the feasibility and timing of new capacity additions as well as the exit of uneconomic existing capacity. PA's proprietary modeling approach serves two purposes:

- First, it identifies generating units that are not able to recover their going-forward costs in the energy and capacity market and are therefore at risk of abandoning the market.

- Second, it provides a rational method for ascertaining the amount, timing, and type of capacity additions.

Capacity additions through 2006 are based on PA's proprietary database and decision criteria for additions. Additions must meet PA's criteria for inclusion into the model, including, but not limited to, financing and/or ground-breaking. Thereafter, PA's approach uses a financial model to assess the decision to add new capacity and to retire existing capacity. The approach to plant additions is based on a set of generic plant characteristics, financing assumptions, and economic parameters. This "add/retire" analysis is an iterative process performed simultaneously with the development of the energy price forecast and the projected compensation for capacity.

The methodology assesses the feasibility of annual capacity additions based on a Discounted Cash Flow (DCF) model using net energy revenues determined in the production-cost simulations and compensation for capacity determined from the Capacity Compensation Simulation approach. For each increment of new capacity investment, a "Go" or "No Go" decision is made based on whether the entrant would experience sufficient returns (developed in the DCF model) to merit entry. In addition, economic retirement decisions are made at each step in the iterative process based on the specific financial and operating characteristics of the existing plant.

The iterative process begins with the addition of new capacity as needed. A production-cost run is executed to determine energy prices, dispatch, and operating costs. The Capacity Compensation Simulation is then performed. Results for energy and capacity compensation are combined in the DCF model to determine whether the new unit is a "Go" or "No Go." If the new unit is a "Go," another new unit is added in that year and the process repeated. This occurs until the next new unit returns a "No Go." Should the analysis show "No Go," the unit is removed (e.g., not added).

Annual retirements are determined after new units are added for that year. A financial analysis of each unit is performed beginning in 2004, combining the results of the energy and capacity compensation. If the operating profit (loss) for an existing unit is negative for any five-year consecutive period, it is retired at the end of the third year of consecutive operating loss (with some adjustments depending on the market region). PA interprets this rather subjective retirement decision criteria conservatively to allow plants every chance to remain active in the market. Thus, if a unit loses money for two years, is profitable over the third year, and then loses money for two more years, the unit is maintained online.

This "Go" No-Go" approach reflects a game theoretic concept of market equilibrium. If units are retired, the iterative process begins again with the addition of new capacity. In this way, the introduction of new units influences the retirement of existing units, and the retirement of existing units enables the introduction of new units. Since the addition of new units is "lumpy," the iteration generally stops with new generators earning a small increment above their cost of debt and equity. The addition of one more new unit then pushes many of the previous additions into losses. This process is repeated chronologically through the end of the analysis for each year continuing to show a deficiency after the most recent new unit addition.

                                                                             3-7

[PA LOGO]                                3. APPROACH TO MARKET PRICE FORECASTING

3.6       STEP 4 - PLANT-LEVEL DISPATCH ANALYSIS

The final step in PA's Market Valuation Process is the dispatch of the specific plants in question based on the price formation outcome of the fundamental analysis.

3.6.1     DISPATCH VARIATIONS

There are two variations of PA's Dispatch Analysis as illustrated in Figure 3-6:

1.   production-cost-based dispatch without volatility considerations

2.   production-cost-based dispatch that incorporates volatility.

PA works with the stakeholders involved to select the Dispatch Analysis that is most appropriate for the plants involved. Plant considerations in this decision are two-fold:

- First, the plant must have the ability to respond to prices. The greater the flexibility, the greater the potential value the plant can extract by adjusting its operating strategy to take advantage of favorable prices while minimizing the losses from unfavorable prices.

- Second, the plant must be subject to price volatility that actually causes it to alter its operating strategy. A plant that is either so low cost or so high cost that it never would adjust its operating strategy has no option value or may have a negative option value.

Since this analysis focuses on base-load plants, which have very little operating flexibility, the volatility analysis was not performed.

3.6.2     PRODUCTION-COST-BASED DISPATCH

Based on the representation of expected demand, shown and the target generator's cost curves, PA a simulates the system hourly dispatch as shown in Figure 3-7.

                                   FIGURE 3-6
                         PA DISPATCH ANALYSIS VARIATIONS

[CHART]

In this example, the Hourly System Marginal Price is $20.50/MWh, at which price the target generating unit runs at full output because its marginal cost at that output is only $20.00/MWh. Thus, the unit is projected to earn an operating profit of $100 in that hour.

Because the inputs to the model are expected values, the outputs, including the candidate unit's revenues, are assumed to also be expected values.

                                   FIGURE 3-7
                           DISPATCH RESULTS SIMULATED
                     BY A CONVENTIONAL PRODUCTION-COST MODEL

PRODUCTION COST MODEL ASSUMES DEMAND IS CERTAIN

[CHART]

3-8

                                                                       [PA LOGO]

4.        KEY ASSUMPTIONS

4.1       INTRODUCTION

This chapter describes the key assumptions used in the development of the annual energy and capacity market price forecasts. Based on the assumptions below, PA simulates the hourly market clearing price of energy using MULTISYM(TM) (developed by Henwood Energy Services, Inc.), a production-costing framework that allows the characterization of multiple pricing areas within larger transmission regions. Each major generating unit within a transmission area is represented individually in the MULTISYM(TM) production-costing model using unit-specific cost and operating characteristics. The MULTISYM(TM) model is used to perform an hour-by-hour chronological simulation of the commitment and dispatch of generation resources. The output of this model is then used in PA's Capacity Compensation Simulation Model to develop the annual capacity contribution.

The key assumptions in this analysis are grouped into six categories:

-    demand growth

-    fuel prices

-    NOx, SO SUB(2) and Hg emissions costs

-    electricity imports

-    capacity additions and retirements

-    financial parameters.

These assumptions drive the fundamental model of energy prices and capacity compensation.

The following general assumptions were utilized in this study:

- The hourly market clearing price of energy was developed using MULTISYM(TM), a production-cost model that allows the characterization of multiple transmission areas.

- The analysis has been prepared in 2004 real dollars. All results are in 2004 real dollars unless specified otherwise.

4.2       DEMAND AND ENERGY FORECASTS

The projected average annual demand and energy growth for the period 2004 through 2014 is summarized in Table 4-1.

                                    TABLE 4-1
                                PROJECTED AVERAGE
                          ANNUAL LOAD GROWTH RATES (1)
                                   (2004-2014)

 REGION     DEMAND   ENERGY
----------------------------
MAIN-CECO    1.7%     1.7%

(1) Source: EIA Annual Energy Outlook 2003.

The hourly data for the analysis is based on a synthetic hourly load shape based on five years of actual hourly data provided by the MULTISYM(TM) production-costing model to represent the native load requirements for each of the pricing areas. The annual demand and energy forecast values are applied to the native hourly load requirements to develop the forecasted hourly loads for each year of the analysis.

4.3       FUEL PRICES

All fuel types were analyzed on either a regional (natural gas and oil) or plant location (coal) basis in order to capture pricing variations among major delivery points. The forecast prices for each fuel include the cost of transportation to the power plant site. Two additional sections describe hydroelectric and nuclear units.

                                                                             4-1

[PA LOGO]                                                     4. KEY ASSUMPTIONS

                                    TABLE 4-2
                              HENRY HUB PROJECTIONS
                               (REAL 2004 $/MMBtu)

                                                               AVERAGE
                                                                ANNUAL
                                                                GROWTH
                                                                 RATE
                  2004     2005     2008     2011     2014    2004-2014
-----------------------------------------------------------------------
EIA (1)           4.41     4.02     4.13     4.04     4.56      0.33%
Global Insight    5.10     4.62     3.73     3.89     3.95      -2.5%
CONSENSUS         4.75     4.32     3.93     3.97     4.25      -1.1%

Sources: EIA Annual Energy Outlook 2004; Global Insight (DRI-WEFA) Autumn-Winter 2003.

(1) The EIA number do not present Henry Hub price forecasts. The figures are estimates based on EIA's published lower-48 wellhead forecasts adjusted to reflect the equivalent Henry Hub pricing.

                                    TABLE 4-3
                            NYMEX FUTURES PRICES (1)
                               (REAL 2004 $/MMBtu)

                               YEAR    NYMEX FUTURES
                              ----------------------
                               2004        5.03
                               2005        4.63
                               2006        4.40

(1) Based on previous 90 calendar day closing prices ending 12/31/03.

                                   FIGURE 4-1
                         HENRY HUB GAS PRICES 1993-2003

[CHART]

4.3.1     NATURAL GAS

The primary inputs into the analysis were forecasts from the Energy Information Administration (EIA) and Global Insight (DRI/WEFA). Table 4-2 outlines the Henry Hub projection from each of the source forecasts as well as the consensus forecast of natural gas prices at the Henry Hub.

The projections represent industry standard market information on long-run equilibrium price. Because natural gas prices can exhibit significant volatility in the short run, forecasts derived exclusively from long-run price projections may not accurately reflect near-term market conditions. In order to correct for this consideration, PA overrides the consensus through 2006 using a 90-day average of NYMEX futures prices. Natural gas prices are expected to trend back to the long-run consensus by 2008. Table 4-3 displays the near-term price projection.

Figure 4-1 shows 10 years of historical gas prices for the Henry Hub from January 1994 through December 2003.

The gas market has experienced unprecedented volatility over the past several years. In the past 12 months alone, market prices have shifted from below the long-term consensus forecast to heights well above this forecast. Given the price run up and the quick declines in prices over several recent periods, it is generally believed that these are transient episodes resulting from coincidental circumstances as opposed to dramatic, fundamental shifts in the market. Most of these price swings are associated with weather-driven demand and either a real or a perceived shortage of inventory to satisfy core natural gas use for the balance of the winter period. For example, low natural gas storage levels, cold temperatures in major gas markets, and high crude oil prices all contributed to the run up in prices during the 2002/2003 winter.

Price volatility in many North American regions is expected to continue to occur in the future. This is not thought to be a result of a misread of domestic demand, but more likely short-term phenomena, as many factors impact short- to mid-term price levels, including weather and storage levels, etc. On average, prices are expected to trend toward the annual projections (Table 4-2) in the long term.

4-2

4. KEY ASSUMPTIONS                                                     [PA LOGO]

Regional prices throughout the United States were projected based on this consensus Henry Hub forecast. For the region modeled, the delivered price is the sum of the Henry Hub projection, the projected regional basis differential, and other natural gas supply costs including all taxes.

A.        BASIS DIFFERENTIALS

The commodity component of the dispatch natural gas price is comprised of the Henry Hub price plus a regional basis differential. PA assembled historic price data from several reliable sources including NATURAL GAS WEEK, GAS DAILY, and BLOOMBERG LP. Regional price differentials were calculated by comparing price history for a location to price history at the Henry Hub.

In some cases, the basis differentials are projected to change over time as a result of major pipeline construction and other factors that are expected to introduce discontinuity into the market. In other cases, market factors have already altered the regional pricing patterns. In these cases, PA has relied more heavily on recent price data.

Each generating unit was assigned to its nearest upstream trading hub based on its pipeline access. However, modeling limitations prevent the use of plant-specific natural gas prices. As a result, each unit was also assigned to a region. PA generated a regional average basis differential from the unit-specific data based on a weighed average of the unit-level data.

B.        NATURAL GAS PRICE SEASONALITY

Natural gas prices exhibit significant and predictable seasonal variation. Consumption increases in the winter as space heating demand increases and falls in the summer. Prices follow this pattern as well; the seasonal pattern is most striking in cold weather locations. Dispatch prices in the model reflect the seasonal effects based on five-year historic price patterns exhibited at the regional market centers. The advent of significant additions of natural gas fired generation throughout North America may shift the historic seasonality patterns over the forecast period. Insufficient data is available at this point to model any potential changes and therefore a historical seasonality pattern has been applied to develop monthly price projections.

C.        PIPELINE CHARGES

Natural gas fired generation facilities are subject to incremental costs associated with moving gas from liquid regional trading points to the plant gate. In a process similar to that used for calculating regional basis differentials, PA has derived a regional estimate of this cost by mapping generating units to pipelines and calculating a plant specific pipeline charge based on the published firm tariff rates. The variable component of this cost is reflected on a regional, weighted-average basis. The fixed portion of this cost is treated as a component of the fixed O&M cost.

D.        LOCAL DISTRIBUTION COMPANY CHARGES

The final component of the natural gas dispatch price is local distribution costs. Regional local distribution company (LDC) prices were derived from surveys of representatives of the tariff groups at major natural gas distribution companies. Because the information on specific contracts for individual generating stations is considered confidential, detailed unit-level information was not available. As a result, PA used the survey results to estimate LDC charges at the NERC region level.

Most of the charges collected reflect the tariff rates for electric generation customers or the largest volume industrial customer rate if an electric generation specific tariff was not available. While most of the LDCs have the ability to offer negotiated rates, negotiated rates will depend on the plant location, the LDC's cost to serve the facility and the facility's competitive options. Where it was possible, an estimated rate to serve an electric generation customer was used. In general, the tariff rates quoted should be viewed as the upper end of an expected range of pricing a facility would pay.

As it will become increasingly difficult for units that incur LDC costs to remain competitive, it is expected that market pressure will result in this cost declining over time. For each region, the LDC charge is expected to decline over the forecast period. In addition to this decline, it is expected that this cost will not apply to new units, as competitive forces and operating pressure constraints will result in new facilities locating with direct access to the interstate pipeline network. As a result, not only will the actual LDC charge decline over time, but also a smaller percentage of units will include the charge in their dispatch price, limiting the impact of this cost on market prices.

                                                                             4-3

[PA LOGO]                                                     4. KEY ASSUMPTIONS

E.        TOTAL DELIVERED NATURAL GAS PRICE

The total delivered price of natural gas in each market region is based on the projected Henry Hub price, basis differentials, pipeline charges, and LDC charges (see Table 4-4). (New generation is assumed not to incur LDC charges.)

4.3.2     FUEL OIL

The fuel oil forecast methodology is described below for No. 2 Fuel Oil (FO2) and No. 6 Fuel Oil (FO6). Prices are developed based on a consensus of delivered FO2 and FO6 prices by major forecasters. Tables 4-5 and 4-6 present the consensus for the East North Central region, on which the oil prices for the MAIN-CECO region are based. These widely used sources present a balanced perspective on the potential changes in commodity fuel markets. Each forecast was equally weighted in an effort to arrive at an unbiased consensus projection of fuel prices.

As is the case with natural gas, PA has modeled near-term prices to reflect recent actual oil prices and futures prices through December 2006, rather than the long-run equilibrium price. In this case, prices are expected to trend back to the long-run consensus by 2008. The near-term price projection is shown in Table 4-7. Final delivered oil prices are shown in Table 4-8.

                                    TABLE 4-4
                         DELIVERED NATURAL GAS PRICE (1)
                               (REAL 2004 $/MMBtu)

             2004     2005     2008     2011     2014
-----------------------------------------------------
MAIN-CECO    5.30     4.88     4.17     4.19     4.45

(1) Gas prices include LDC charges and other delivery charges.

                                    TABLE 4-5
                   FO2 PRICE PROJECTIONS - EAST NORTH CENTRAL
                               (REAL 2004 $/MMBtu)

                                                               AVERAGE
                                                                ANNUAL
                                                                GROWTH
                                                                 RATE
                  2004     2005     2008     2011     2014    2004-2014
-----------------------------------------------------------------------
EIA               5.80     5.16     5.04     5.03     5.15      -1.2%
Global Insight    5.73     5.45     5.34     5.36     5.45     -0.51%
CONSENSUS         5.77     5.31     5.19     5.20     5.30     -0.85%

Sources: EIA Annual Energy Outlook 2004; Global Insight (DRI-WEFA) Autumn-Winter 2003

                                    TABLE 4-6
                   FO6 PRICE PROJECTIONS - EAST NORTH CENTRAL
                               (REAL 2004 $/MMBtu)

                                                               AVERAGE
                                                                ANNUAL
                                                                GROWTH
                                                                 RATE
                  2004     2005     2008     2011     2014    2004-2014
-----------------------------------------------------------------------
EIA               4.26     4.04     4.12     4.22     4.30       0.10%
Global Insight    3.69     3.43     3.33     3.35     3.43      -0.73%
CONSENSUS         3.98     3.73     3.72     3.79     3.87      -0.28%

Sources: EIA Annual Energy Outlook 2004; Global Insight (DRI-WEFA) Autumn-Winter 2003. TABLE 4-7 NYMEX FUTURES CRUDE OIL PRICE PROJECTION 1

                                    TABLE 4-7
                  NYMEX FUTURES CRUDE OIL PRICE PROJECTION (1)
                                (REAL 2004 $/bbl)

  YEAR     PRICE PROJECTION
---------------------------
  2004          27.63
  2005          24.53
  2006          23.55

(1) Based on previous 90 calendar day closing prices ending 12/31/03.

                                    TABLE 4-8
                            DELIVERED FUEL OIL PRICES
                               (REAL 2004 $/MMBtu)

             2004     2005     2008     2011     2014
-----------------------------------------------------
FO2          5.90     5.24     5.19     5.20     5.30
FO6          4.43     3.94     3.72     3.79     3.87

4-4

4. KEY ASSUMPTIONS                                                     [PA LOGO]

4.3.3     COAL

PA developed a forecast of marginal delivered coal prices for the period 2004 through the end of the study period on a unit-by-unit basis for electric generators in each region and the corresponding emission allowance prices. The allowance prices are presented in Section 4.4.

In cost-based electric dispatch modeling, the marginal cost of production is expected to determine dispatch order and the wholesale market price of electricity. For this reason, PA has provided marginal delivered coal prices. These prices reflect PA's projection of a particular unit's marginal coal selection and market pricing for that coal, as well as the rate for transportation for such marginal purchases. If a particular unit purchases some higher- or lower-priced coal under long-term contracts, the unit's average cost of coal acquisition will be different from its marginal coal acquisition cost. It is expected that the cost of contract coal will not be reflected in dispatch pricing or in market prices for electricity.

Delivered coal prices were projected in two components: (1) coal prices on an FOB mine or FOB barge basis(6) and (2) transportation rates. Because individual units within a plant sometimes burn different coals, coal selections and delivered prices were developed on a unit-by-unit basis.

The projected coal selection for individual units reflects differing requirements for compliance with emissions regulations over time, as well as economics. To determine the selected coal, PA considered the use of flue gas desulfurization equipment (scrubbers), requirements to comply with Phase II of the Clean Air Act Amendments of 1990 (or tighter limits being called for in the Clear Skies Initiative or the Interstate Air Quality Rule, EPA's proposed mercury MACT or trading program) and requirements for compliance with New Source Performance Standards and State Implementation Plan (SIP) limits, along with the variable costs of different methods of compliance. While a unit's historical coal selection was an important factor in the projections, substitutions of coal types were projected for some units over time as delivered price economics (including allowance prices) are expected to change.

Coal selections were projected using a proprietary PA linear programming model known as the Multi-Pollutant Optimization Model (MPOM), which simultaneously solves for the optimal combination of coal selections, unit dispatch, and allowance prices over the forecast period. The operation of the MPOM model is explained in more detail in Section 4.4.

In most cases, the long-term coal prices are close to the long-run marginal cost of mining (including a return on the incremental capital invested) for the marginal mine type in each coal mining region. (The major exceptions involve regions where substantially all of the coal production is sold under above-market long-term contracts, which will cause prices higher than marginal mining costs to persist over a longer period of time.)

FOB mine prices were projected based on proprietary models of long-run marginal mining costs in each major coal mining region, supply and demand economics for different coal types, and other market knowledge available to PA, in an integrated market analysis. The forecast of long-run marginal mining costs includes an assessment of expected changes in mining productivity for each coal mining region.

Real prices for most types of coal are expected to decrease over the long term (2005-2022), although the expected rates of decline are relatively slow (less than 1%/year for many coal types) due to a slowing of productivity gains in the coal mining industry and significant depletion of low-sulfur coal reserves.

The expected rate of change in prices for particular types of coal varies based on considerations specific to each coal type such as supply and expected depletion of reserves, market demand, and the sulfur content of the coals. The coal types that are expected to experience the steepest declines in long-term prices are Northern Appalachian mid-sulfur coals and lignite. The Northern Appalachian mid-sulfur coals have historically enjoyed a price premium relative to higher-sulfur Northern Appalachian coals, but this premium is expected to erode during 2004-2010 as more plants install scrubbers to comply with various pending environmental regulations. Many of the long-term contracts under which lignite production is typically sold have escalated to very high price levels, but PA expects that the competitive pressures of deregulated electricity markets (as well as more direct competition from PRB coal) will cause many of these contracts to be renegotiated over time to levels that more closely reflect marginal mining costs for lignite.

----------
(6) "Free on Board," indicating that the price includes the costs of loading coal onto a train, truck, or barge.

                                                                             4-5

[PA LOGO]                                                     4. KEY ASSUMPTIONS

The exceptions to the anticipated general trend of declining real coal prices involve Central Appalachian and PRB coals.(7) Central Appalachian coal prices are expected to be essentially flat in real terms over the long term, as reserve depletion offsets expected gains in labor productivity. Prices for the 8,800 Btu/lb. Wyoming PRB coal are expected to be about $6.65/ton in 2005, and to increase by about 1.2%/year during the remainder of the forecast period as reserve depletion and higher stripping ratios more than offset expected productivity gains.(8)

Projected transportation rates are based on available delivery options at each plant for the coal types selected for each unit. Transportation modes included rail, barge, truck transportation, and conveyor transportation for minemouth plants. Rates for different transportation modes in different regions of the country are projected to vary at different rates over time. In cases where a multi-mode movement of coal is required (such as a combination rail and vessel movement), the rate for each mode of transportation is projected separately, and the total transportation rate is the sum of these separately projected components.

Table 4-9 summarizes the expected annual rates of change in coal prices over the long term (2005-2022) for various coal types.

                                    TABLE 4-9
                             ESTIMATED ANNUAL CHANGE
                            IN COAL PRICES, 2005-2022

                                         REAL ESCALATION RATE
                              COAL             PER ANNUM
                        -------------------------------------
                        Western              0.3% to -2.3%
                        Illinois Basin      -0.2% to -1.1%
                        Eastern             -0.2% to -0.7%

Region-specific coal forecast discussions are provided in greater detail in Appendix A.

4.3.4     HYDROELECTRIC

The hydroelectric plants are consolidated by utility and categorized as peaking or baseload. Similar to the thermal units, the maximum capacity for each unit was taken from the sources cited above for summer and winter capabilities. Monthly energy patterns were developed from six years of EIA Forms 759, which contain monthly generation and (for pumped storage units) net inflows.

4.3.5     NUCLEAR

PA evaluated the operation of nuclear plants in the regions covered by this study on the basis of going-forward costs to determine which plants would remain in service based on their economic performance.

PA estimated the annual going-forward costs (fixed O&M, property taxes, and annualized incremental capital costs) associated with each unit. The incremental capital costs do not include the original investment in the plant. The original investment is treated as a sunk cost and is not considered in the determination of the future competitiveness of a station. Incremental capital costs only include modifications made to the plant each year. These costs are very difficult to track due to reporting methods. However, these costs are relatively low compared to O&M costs.

There are a number of other non-economic issues that might affect a shutdown date. Politics of the region plays an important part in the premature shutdown of the units. Equipment failures and poor overall performance can also cause a utility to shut down a unit before its license expires. As the units age, the amount of investment required to continue operating the unit becomes an important factor.

Historical performance as well as recent trends in forced outage rates at each unit were reviewed. Future forced outage rates were forecast for each year, and each unit's scheduled outages during the year were also considered. From this information, and noting that outages are becoming shorter as the industry improves outage planning, the duration of outages for each unit was forecast. For refueling outages, sources included refueling outage schedules, published every six months in NUCLEAR NEWS for all U.S. units.

The decision whether to retire a unit prior to its license expiration date was made based on a thorough review of the unit's projected future

----------
(7) Prices for Kansas, Missouri, and Oklahoma coals are expected to remain flat in real terms, but these are very small markets (totaling less than 1 million tons/year of utility coal consumption out of a national total of 971 million tons of coal used for electric generation in 2000).

(8) The stripping ratio refers to the amount of soil and rock (overburden, usually measured in cubic yards) which must be removed to surface mine (or strip mine) a ton of coal.

4-6

4. KEY ASSUMPTIONS                                                     [PA LOGO]

economic performance. Nuclear unit retirements were made based on the same process applied to all other units. Currently it is the consensus that nuclear units will have their licenses extended past our current study period.

4.4       EMISSION ALLOWANCE PRICES

PA's base case forecast is based on one of several proposed 3p scenarios, which include SO SUB(2), NOx, and mercury costs. This varies from PA's 2p case, as a 2p case does not include mercury costs. Starting in 2010 the 3p case that PA chose assumes a 26-ton national cap on mercury and further tightens the mercury cap to 15 tons in 2018.

The 3p case also differs from the 2p case in assumed NOx and SO SUB(2) regulations. For NOx, the 3p case that PA chose assumes a year-round national limit on all units greater than 25 MW of 2.1 million tons by 2010 and 1.7 million tons by 2018. The 2p case assumes a SIP Call limit of 488,525 tons starting in 2004. Note: the SIP Call limit only applies to units located in 22 SIP Call states and is only effective during the ozone season (May through September).

For SO SUB(2), both 2p and 3p cases are year-round programs on all units greater than 25 MW. The 3p case assumes an SO SUB(2) limit of 4.5 million tons by 2010 and 3.0 million tons by 2018. The 2p case assumes a limit of 9.48 million tons prior to 2010 and 8.95 million tons thereafter.

In general, existing coal units are dispatched more under the 2p case than under the 3p case due to less stringent SO SUB(2) and NOx limits under 2p regulations. SO SUB(2) allowance costs are lower under 2p regulations. More new gas builds in the 3p case result in lower NOx allowance prices versus the 2p case. Appendix D has a comparison of the allowance costs between the 2p and 3p scenarios.

4.4.1     EMISSION ALLOWANCE FORECAST METHODOLOGY

PA's forecasts of allowance prices are developed using its proprietary Multi-Pollutant Optimization Model (MPOM). MPOM is a linear programming model that simultaneously solves for the optimal combination of coal selections, unit dispatch, and allowance prices over the forecast period.

PA designed MPOM to find optimal market-driven, environmental compliance options, given multi-pollutant compliance requirements. It is designed to explore emission costs and benefits in terms of fuel choice, capital investments in pollution control equipment, allowance market purchases and generating unit operating decisions.

MPOM is a dynamic, inter-temporal model that simultaneously selects technology (new units and compliance technology) and dispatches units over a 30-year horizon. PA typically models two seasons and six load segments per season.

MPOM has the following major features:

-    Multi-regional, power market dispatch optimization.

-    Gas and coal prices that reflect changing demand patterns

-    Numerous environmental policy options

     -    Caps on any group units or individual units

     -    Modeling assuming allowance prices rather than a cap

     -    Banking between periods

-    Environmental compliance options, including:

     -    Investment in emission control equipment

     -    Fuel switching

     -    Repowering

     -    Conversion to natural gas.

     - Retirement of uneconomic units which become unprofitable when faced with new environmental regulations

- Modeling new generating capacity (combustion turbines, gas combined cycle, advanced coal technology, etc.)

-    Retirement of uneconomic capacity

MPOM is set up to operate with 23 US regions, including the Northeast. The model is written in the Generalized Algebraic Modeling System (GAMS), which makes it possible to change the model's formulation to account for different regulatory scenarios. Figure 4-2 shows the MPOM components.

                                                                             4-7

                                   FIGURE 4-2
                                 MPOM COMPONENTS

[CHART]

4.4.2     SULFUR DIOXIDE EMISSION ALLOWANCE PRICES

PA's base case forecast of SO SUB(2) allowance prices is shown in Table 4-10. In 2004, PA overrides the consensus emission allowance forecast with a 90 day average forward prices from Cantor Fitzgerald, current as of December 24, 2003(9). The price of SO SUB(2) allowances starts at $215 per ton in 2004 and increases steadily to $367 per ton by 2014.

The increase in SO SUB(2) allowance prices is related to allowance banking. The tightest year for SO SUB(2) limits sets the marginal price, and all other years are discounted from that year due to the ability to bank SO SUB(2) allowances.

                                   TABLE 4-10
                       SO SUB(2) EMISSION ALLOWANCE PRICES
                           (REAL 2004 $/TON SO SUB(2))

                                     YEAR       SO SUB(2)
                                     --------------------
                                     2004(1)     $  215
                                     2005        $  244
                                     2010        $  327
                                     2014        $  367

(1) Based on forward market prices.

----------
(9) Cantor Fitzgerald's monthly reporting date.

4-8

4. KEY ASSUMPTIONS                                                     [PA LOGO]

PA's forecasts of SO SUB(2) allowance prices were developed using MPOM. For coal-fired units,(10) the model includes a list of possible coal selections for each unit (i.e., coals with various sulfur contents), delivered fuel price data for each of the possible coal selections, and estimates of the cost of retrofitting scrubbers) on each unit that is not already equipped with a scrubber. Given these inputs, MPOM solves for the least-cost solution that will meet the national SO SUB(2) emissions caps under the given case (11) while also satisfying the other constraints in the model. The SO SUB(2) allowance price is the cost per ton of SO SUB(2) removed for the last (or marginal) scrubber that must be installed (or the cost of a switch to lower-sulfur coal that must be made) to meet the emissions cap.

4.4.3     NOx EMISSION ALLOWANCE PRICES

PA's forecast of NOx allowance prices is shown in Table 4-11. NOx allowances are used during the "ozone season" specified in EPA regulations, which extends from May 1 through September 30 of each year until 2010 and then switch to full year, consistent with the proposed Clear Skies regulation assumed by PA. NOx allowances cannot be "banked" or carried over from year to year without incurring significant costs and being subject to certain limitations. Thus, NOx allowance prices are largely determined by the cost of the marginal NOx control technology (in dollars per ton of NOx removed) required to meet the NOx emissions cap.

Beginning with the 2004 ozone season a stricter set of NOx emission regulations have been implemented based on the EPA's call for NOx State Implementation Plans (SIP Call). The forecast shown in Table 4-11 reflects the NOx emissions regulations for the SIP Call region in the eastern United States.

                                   TABLE 4-11
                          NOx EMISSION ALLOWANCE PRICES
                              (REAL 2004 $/TON NOx)

          YEAR                           NOx
          -------------------------------------
          2004 (1)                     $  2,663

          2005                         $  1,844

          2010                         $  1,681 (2)

          2014                         $  1,889

(1) Based on forward market prices.

(2) Switches to year-around limits.

The NOx allowance price forecast was developed using a methodology very similar to the methodology used for the SO SUB(2) allowance price forecast. Estimated capital and operating costs for retrofitting various NOx control technologies on each coal-fired generating unit were input into the MPOM model, and the model solved for the least-cost solution which met the NOx emissions caps while also satisfying the other constraints in the model.

The marginal NOx control technology that will be required to meet the SIP Call and 3p regulations is Selective Catalytic Reduction (SCR). The NOx allowance price for each year is determined by the NOx control costs for the marginal unit (i.e., the last unit that must take action to bring the fleet into compliance with the program's emission cap) that operates each year.

The forecast allowance prices start out high as a result of high NOx forward prices. These prices then decrease due to an increase in the amount of NOx retrofits. In the later years, NOx prices tend to rise in markets because limits are relatively tight.

4.4.4     MERCURY EMISSION ALLOWANCE PRICES

PA's forecast of mercury allowance prices is shown in Table 4-12. Similar to NOx and SO SUB(2) allowance forecasts, mercury allowances are forecasted using PA's proprietary MPOM model. PA's 3p case assumes a limit of 26 tons of mercury starting in 2010. PA assumes the limits will apply to all units greater than 25 MW and on a year-round basis.

----------
(10) MPOM is essentially a dispatch model for the whole electrical grid in the United States, and includes data for all types of generating units. This section of the documentation focuses only on the data which is included for coal-fired units.

(11) The national caps on SO SUB(2) emissions are 9.48 million tons of SO SUB(2) per year for 2001-2009, and 8.95 million tons of SO SUB(2) per year from 2010 forward.

                                                                             4-9

[PA LOGO]                                                     4. KEY ASSUMPTIONS

                                   TABLE 4-12
                        MERCURY EMISSION ALLOWANCE PRICES
                            (REAL 2004 $MILLIONS/TON)

          YEAR                              Hg
          --------------------------------------
          2010                             $ 220

          2014                             $ 248

4.5       ELECTRICITY IMPORTS

Imports and exports between transmission areas are determined by the model using inputs for transfer capabilities, wheeling rates, and line losses. The transfer capabilities and wheeling rates between pricing areas are provided below. Line losses between all pricing areas are assumed to be 2%.

4.5.1     TRANSFER CAPABILITIES

The transmission system is the transportation mechanism that moves power from where it is generated to where it is to be used. There are a number of technical factors that limit the amount of power that can be transferred between utilities, control areas, or large regions. While facility ratings are one key element, voltage levels or instability are other considerations that need to be considered in establishing transfer capabilities. In addition, transfers that involve two utilities or control areas will have an impact on the transfer capabilities of neighboring utilities because a portion of that transfer will flow on neighboring utilities' lines. In order to quantify transmission capabilities between NERC regions and major subregions, seasonal analyses are performed that include current operating parameters, load patterns, and scheduled transfers to determine regional import and export capabilities.

The transfer capabilities that are shown are non-simultaneous, meaning that for any given transfer at an identified limit, the other transfer limitations shown are unlikely to be attainable at the same time. Concurrent exports or imports for any particular region may not be technically feasible at the total of the capabilities listed. These values represent the ability of the transmission networks to accommodate the transfer of electricity from one area to another area for a single load and generation pattern.

Therefore, the actual patterns of demands and generation can result in changes in transfer capabilities on both an hourly and daily basis. These transfer capabilities have been considered representative of the level of interchange that could occur between the various transmission areas. Figure 4-3 identifies the bulk transfer capabilities in and around the MAIN region.

4.5.2     WHEELING RATES

Wheeling rates were applied based on assumptions associated with proposed or existing RTO, ISO, and transco organizations.

In general, for transmission within transmission organizations, the wheeling rates are set at $0.00/MWh, which allows power to flow freely within transmission organizations. This assumes that the current pancaking(12) issues will be eliminated or at least significantly reduced upon implementation of the new RTO organizations in accordance with FERC Order 2000. For transmission from one transmission organization to another, the wheeling rate is set at $3.00/MWh in the Eastern Interconnection.

----------
(12) Pancaking transmission rates result when power crosses more than one transmission system and is subject to two or more tariffs.

4-10

4. KEY ASSUMPTIONS                                                     [PA LOGO]

                                   FIGURE 4-3
                       MAIN TRANSFER CAPABILITY (1) (MW)

[GRAPHIC]

(1) Capabilities represent Summer and (Winter) where applicable.

  ABBREVIATION                   FULL NAME
-----------------------------------------------------------
WIUM                   Wisconsin Upper Michigan

MAPP-us                Mid-Continent Area Power Pool United
                       States

CECO                   Commonwealth Edison Company

AEP                    American Electric Power Company

EMO                    Eastern Missouri

SCIL                   South Central Illinois

Cinergy                Cinergy

Entergy                Entergy

SPP-North              Southwest Power Pool North

TVA                    Tennessee Valley Authority

SIGE                   Southern Illinois Gas and Electric

4.6       CAPACITY ADDITIONS AND RETIREMENTS

It is necessary to assess the feasibility and timing of new capacity additions as well as the exit of uneconomic existing capacity. PA's proprietary modeling approach serves two purposes:

- First, it identifies generating units that are not able to recover their going-forward costs in the energy and capacity markets and are, therefore, at risk of abandoning the markets.

- Second, it provides a rational method for ascertaining the amount, timing, and type of capacity additions.

Capacity additions through 2006 are based on publicly announced or planned additions. The additions assumed in this analysis are shown in Table 4-13. These capacity additions are a best estimate of what units will be developed during this period. Actual additions may differ from those indicated.

                                   TABLE 4-13
                             CAPACITY ADDITIONS (MW)
                                    2004-2006

                                                  SIZE      UNIT    ON-LINE
      DEVELOPER (PLANT)                         (MW) (1)    TYPE      YEAR
----------------------------------------------------------------------------
MAIN - TOTAL = 2,150 MW

Wisconsin Public Power Inc (Kaukauna)              45        CT       2004

Calpine (RiverGen Energy Center)                  600        CC       2004

Madison Gas and Electric (UW-Madison)             150       Cogen     2005

Calpine (Fox Energy Center)                       305        CT       2005

Wisconsin Electric (Port Washington - Phase 1)    500        CC       2005

NRG (Nelson Phase 1) (2)                          550        CC       2006

(1) Summer rating.

(2) Nelson is expected to be for sale in 2004. PA believes that 550 MW will be completed at the site by a new developer.

                                                                            4-11

[PA LOGO]                                                     4. KEY ASSUMPTIONS

From 2007 through the end of the study period, PA's approach uses a financial model to assess the decision to add new capacity and to retire existing capacity. The approach to plant additions is based on a set of generic plant characteristics, financing assumptions, and economic parameters. This "add/retire" analysis is an iterative process performed simultaneously with the development of the energy price forecast and the projected compensation for capacity.

The methodology assesses the feasibility of annual capacity additions based on a Discounted Cash Flow (DCF) model using net energy revenues determined in the production-cost simulations and compensation for capacity determined from the Capacity Compensation Simulation approach. For each increment of new capacity, a "Go" or "No Go" decision is made based on whether the entrant would experience sufficient returns (developed in the DCF model) to merit entry. In addition, economic retirement decisions are made at each step in the iterative process based on the specific financial and operating characteristics of the existing plant.

The market entry and exit logic determines the amount and timing of new generation capacity added to the system as well as the retirement of existing units. Starting in 2007, the market entry and exit logic, at a minimum, builds enough new capacity to meet the estimated reserve requirements. Table 4-14 describes the timing and amount of market entry and exit (retirements) for the base case (best estimate) for the modeled regions.

Nuclear unit retirement assumptions have changed dramatically since recent analysis. Currently it is the consensus that nuclear units will have their licenses extended past our current study period.

                                   TABLE 4-14
                     CAPACITY ADDITIONS AND RETIREMENTS (MW)
                                    2007-2014

                CC         CT                   CUMULATIVE
              PLANTS     PLANTS     RETIRE-      CAPACITY
 YEAR (1)     ADDED      ADDED      MENTS(2)     ADDITIONS
-----------------------------------------------------------
MAIN

 2007              0         0           0              0

 2008              0         0      -1,121         -1,121

 2009            520         0         -23           -624

 2010          1,560         0          -3            933

 2011          1,040         0           0          1,972

 2012          1,040         0          -9          3,003

 2013          1,040         0         -58          3,985

 2014          1,040         0        -104          4,921

 TOTAL         6,240         0      -1,318          4,921

(1) 2004 through 2006 additions are shown in Table 4-13.

(2) Retirements are assumed to occur on January 1 of year.

    MAIN has 152 MW of market retirements in 2004-2006.

4-12

4. KEY ASSUMPTIONS                                                     [PA LOGO]

4.7       FINANCIAL ASSUMPTIONS

4.7.1     GENERIC PLANT CHARACTERISTICS

The starting points for the DCF calculations are the generic unit-specific operating parameters for new combined cycles and combustion turbines. The generic parameters and assumptions assumed in the model are shown in Table 4-15. The first year in which new generic capacity can be added to the model is 2007, but given the overbuilt state of most markets, generic capacity additions are not needed until 2009. Capital costs per kW of output are assumed to decrease at 1% per annum (real 2004 $) to reflect technological improvements in turbine design and plant construction. Table 4-16 indicates the assumed schedule and effect of technology improvement on new unit heat rates.

4.7.2     OTHER EXPENSES

Information on fixed costs, depreciation, and taxes is also developed and incorporated within the DCF analysis to determine the economic viability of the new unit additions. Environmental costs and overhaul expenses are not included, due to expectations that such expenses would be minimal in early years of operation.

-    Property taxes are assumed to be 1% to 2% of the initial capital costs.

- Depreciation of the initial all-in cost of the new additions is based on a standard 20-year Modified Accelerated Cost Recovery System (150 DB) with mid-year convention.

4.7.3     ECONOMIC AND FINANCIAL ASSUMPTIONS

-    Minimum internal rate of return is assumed to be 13.5%.

- Financing assumptions are assumed to be 60% debt and 40% equity for combined cycle units, and 50% debt and 50% equity for combustion turbine units.

- Debt interest rate is assumed to be 9.0%. Debt terms and project lives are 15 years with mortgage-style amortization for combustion turbine units and 20 years for combined cycle units.

                                   TABLE 4-15
                     GENERATING CHARACTERISTICS OF NEW UNITS
                                  (REAL 2004 $)

                    CAPITAL      FIXED        VARIABLE
                     COST        O&M (1)         O&M       SIZE
                    ($/kW)     ($/kW-YEAR)     ($/MWh)     (MW)
---------------------------------------------------------------
NEW CCs

MAIN-CECO           $  569      $   10.96      $  2.09      520

NEW CTs

MAIN-CECO           $  386      $    5.74      $  5.22      345

(1) Fixed O&M does not include additional charges for pipeline reservation (where applicable).

                                   TABLE 4-16
                       FULL LOAD HEAT RATE IMPROVEMENT (1)
                                    (Btu/kWh)

                   2004-2008        2009-2013          2014
--------------------------------------------------------------
    CC               6,950            6,811           6,675

    CT              10,712 (W)       10,498 (W)      10,288 (W)
                    11,022 (S)       10,801 (S)      10,585 (S)

(1) Degradation of 2% for CC units and 3% for CT units was assumed.

(W) = winter, (S) = summer.

                                                                            4-13

                                                                       [PA LOGO]

5.        REGIONAL ANALYSIS

5.1       INTRODUCTION

Over the past two decades, the structure of the electric power industry has been dramatically changed by the emergence of a networked industry. A market trend that has paralleled the integration of the transmission network is the introduction of wholesale and retail competition in formerly regulated markets. These market developments have added new dimensions to the risk of owning and operating generation plants. This chapter examines the current and projected development of wholesale power markets in the MAIN region before summarizing the market price projections for the CECO (Commonwealth Edison Company) pricing area evaluated for EME.

One mechanism for understanding risk is to examine how market prices and generation requirements could change under different scenarios, termed sensitivity cases. Sensitivity cases and their effect on the projected market power prices are described in this chapter.

5.2       RISK ISSUES AND SENSITIVITY CASES

Analysis of possible variances in fundamental variables is essential when forecasting market prices in the United States today. Initially a base case was developed for each region using the assumptions outlined in Chapter 4. The base case is defined as the best estimate given the stated assumptions but not as the most likely case. Two sensitivity cases were then developed to aid in understanding some of the downside risks of operating generation assets. It should be recognized that these cases (including the base case) will vary to the extent the input assumptions change, and such assumptions should be reviewed with the same rigor as the resulting forecasts. The three cases are outlined below:

- The BASE CASE is a 3-pollutant (3p) case and incorporates the 90-day average ending December 31, 2003, of Henry Hub forward gas prices through December 2006. Prices then decrease linearly to the consensus forecast price in 2008. The oil forecast 90-day average ends December 31, 2003, and goes through December 2006, decreasing linearly to the consensus forecast price in 2008. The base case is constructed using generation and load growth data stated in the EIA Forms 411 combined with PA's merchant plant and in-house fuel forecast. This method is discussed in further detail in Chapter 4.

- The LOW GAS CASE evaluates the effects of lower gas prices based on one standard deviation lower than the base case consensus forecast. This translates to an approximately $1.50/MMBtu reduction in gas prices from 2007 to 2014. PA uses 90-day average Henry Hub futures as of December 31, 2003 for the 2004 to 2006 gas prices.

- The OVERBUILD CASE is a supply side view of potential market downside. PA has added 5,200 MW of generic capacity to MAIN in the 2006 to 2009 timeframe. The result is MAIN's overbuild extends from 2009 to 2014, or by five years. This would be similar to a load growth downside of 0.9% or the base case less 0.6% through 2014.

These variances from the base case influence the resulting projections of market price forecasts and subsequent valuation of generation plants. It should be noted that the level of the sensitivity cases can vary and that there are other areas that can vary in the forecast, including but not limited to demand forecasts, new entrant technologies and construction costs, environmental costs, and regulatory structures.

The remainder of this chapter provide a discussion of the MAIN region, including the following:

-    the region's background
-    the power market structures currently in place
-    current transmission system issues
-    market characteristics
-    price forecasts
-    critical market factors
-    dispatch curves.

The Price Forecasts section includes the results of the various cases.

- The ENERGY PRICE forecast represents the average annual system marginal cost of generating energy in a particular market.

- The COMPENSATION FOR CAPACITY forecast estimates the total compensation for capacity that the marginal generator needs to receive over and above the system marginal cost energy price in

                                                                             5-1

[PA LOGO]                                                   5. REGIONAL ANALYSIS

     order to keep a minimum amount of generation in the market. It should be noted that not all generators will receive the full capacity compensation outlined herein. The amount each unit receives will be dependent on the amount and timing of its operation. The capacity compensation is not synonymous with an ICAP or pure capacity payment, as the units may recover the capacity compensation through several mechanisms including capacity payments, energy prices and ancillary services. The compensation for capacity was derived for the entire MAIN market region.

- The ALL-IN PRICE forecast combines the energy price and the compensation for capacity (assuming 100% load). The all-in price reflects PA's estimate of the total market price that generators must receive to keep the market in equilibrium.

To show recent trends in electricity prices, Figure 5-1 provides historical electricity price information obtained from the Platts POWERdat(R) copyrighted databases. The values are the on-peak daily index values for January 1999 through December 2003 for MAIN-CECO.

                                   FIGURE 5-1
          MAIN-CECO HISTORICAL ELECTRICITY PRICES (DAILY ON-PEAK INDEX)
                                   (NOMINAL $)

[CHART]

The source of the data is copyrighted material excerpted from the Platts POWERdat(R) copyrighted databases. Platts is a division of the McGraw-Hill Companies.

5-2

5. REGIONAL ANALYSIS                                                   [PA LOGO]

                                   FIGURE 5-2
                               THE MAIN REGION (1)

[GRAPHIC]

(1) PA has expanded the boundaries of MAIN-SCIL to reflect Alliant-West's move from MAPP into MAIN.

5.3       MAIN

5.3.1     BACKGROUND

The MAIN region includes all of Illinois and portions of Missouri, Wisconsin, Iowa, Minnesota, and Michigan. MAIN's membership is comprised of IOUs, cooperative systems, municipal power agencies, independent power marketers, power marketers, and municipal systems. The area served over 21 million customers over a geographic area of about 145,000 square miles with over 279,000 GWh of electric usage in 2002. MAIN has 37 members and six associate members and includes 17 control areas. There is a lack of widespread pooling of generation or transmission in the MAIN region. MAIN is a relatively small transmission region in terms of both geographical scope and wholesale market size. MAIN has a financial market hub for trading electricity futures. The Commonwealth Edison
(CECO) futures hub is operated by the Chicago Board of Trade and provides a mechanism for hedging Midwest electricity contracts.

PA has divided MAIN into four pricing areas: Commonwealth Edison (MAIN-CECO), East Missouri (MAIN-EMO), South Central Illinois (MAIN-SCIL), and
Wisconsin-Upper Michigan (MAIN-WIUM).

Figure 5-2 shows the MAIN region and its pricing areas. EME's generating assets are located in the MAIN-CECO region.

5.3.2     POWER MARKETS

The MAIN region lags behind the Northeast and California in terms of implementing competitive market structures. The MAIN wholesale market is informally organized and characterized by largely informal market arrangements with the majority of power sold through bilateral agreements, not a power exchange or some other formal marketplace. Short- and long-term bilateral contracts typically include both an energy and capacity payment. In 1996, MAIN adopted a policy suggesting its companies maintain a minimum reserve of 17-20% for long-term planning, but there is no strong mechanism currently in place forcing utilities in MAIN to meet these requirements.

While there is no formalized market structure in place, MAIN is rapidly progressing toward the formation of an ISO as discussed above. It will serve the purpose of managing regional transmission assets and establishing spot market trading centers to serve as regional marketplaces. However, it should be noted that there are a variety of market models that are currently being pursued in this region. A market's evolution over time may result in a finalized structure that differs from those described here.

5.3.3     TRANSMISSION SYSTEM

Most of the utilities in MAIN, as well as some in MAPP and ECAR, have filed and gained approval from FERC to establish a Midwest ISO to operate and manage the transmission assets in the region. The Midwestern states are cautiously moving along in the development of the ISO's structure, not wanting to repeat mistakes made in California.

Currently ECAR utilities offer "open access" to their individual high voltage transmission lines as mandated by FERC Order 888. Transmission tariffs are specific to each transmission system owner, with a pancaking of individual rates for moving power across systems. The pancaking of rates makes it uneconomical to wheel power very far in such a system and is considered a significant market barrier to greater competition at both the retail and wholesale level. In order to support retail and wholesale competition, FERC has made the elimination of pancaked rates one of the principles in its requirements for registration of new Regional Transmission Organizations (RTOs).

In late 2000 and early 2001, several utilities located in MAIN that had originally announced their intent to join the Midwest ISO, announced their intent to leave the Midwest ISO and join the Alliance RTO, an ISO

                                                                             5-3

[PA LOGO]                                                   5. REGIONAL ANALYSIS

variant comprised mainly of utilities such as American Electric Power, Commonwealth Edison, Dayton Power & Light, Illinois Power, Ameren Services, FirstEnergy and Northern Indiana Public Service Company. Alliance RTO received approval from FERC on January 24, 2001; however, FERC rejected its bid on December 20, 2001, claiming it did not meet the size and scope standards of FERC Order 2000.

On January 16, 2001, the Midwest ISO filed to qualify as an RTO with FERC. In its filing, the Midwest ISO pointed out that requests from members to withdraw will jeopardize the Midwest ISO's ability to meet FERC Order 2000's requirements. In December 2001, FERC granted RTO status to MISO. As of August 2002, MISO is the RTO for 20 transmission-owning members. On November 20, 2002, FERC approved a request by the Midwest ISO to recover costs associated with creating a new financial market to trade transmission grid access.

The Alliance companies split up and were required to join either MISO or PJM as stand-alone companies or as a group. Ameren, First Energy, and NIPSCO signed memoranda of understanding (MOUs) to join the Midwest ISO. AEP, ComEd, DP&L, Dominion, and Illinois Power signed MOUs to join PJM.

FERC held a conference in October 2002 to set the schedule to determine how to eliminate the so-called "through and out" rate charged by the Midwest ISO for transactions that flow outside of its boundaries.

In the weeks prior to FERC's approval of the former Alliance companies joining PJM, ComEd and Illinois Power said that since the bulk of their power trades went east to AEP, joining PJM was much more economical than joining MISO, as paying the exit rate would have been too costly.

FERC in July ordered that MISO eliminate the "through and out" rate as one of the several conditions when it approved the exit of several former Alliance RTO members - including American Electric Power, Commonwealth Edison, and Illinois Power -- who are attempting to join the neighboring PJM Interconnection. In July 2003, FERC asked MISO and PJM to eliminate their regional through and out rates (RTORs).

In February 2004, FERC ordered that RTORs would be replaced on May 1, 2004, by seams elimination cost adjustments (SECAs), which will be in place for two years. SECAs are subsidies to make transmission owners whole for the revenue they will lose when the RTORs are eliminated. Companies may propose their own methodology for spreading the costs, but the SECAs will be considered regional demand or load-based charges.

AEP's transfer plans have been delayed by a Virginia state law that prevents the transfer of control of transmission assets to an RTO until at least July 1, 2004, and requires a cost-benefit analysis by state regulators. FERC made a controversial decision in November 2003 that AEP could join PJM even though Kentucky and Virginia, two states where AEP has operations, oppose it. In that order, FERC for the first time exercised its authority under PURPA, saying it could order AEP to join PJM because PURPA exempts electric utilities from any state rule or regulation that prohibits the voluntary coordination of electric utilities, including agreements for central dispatch. As of February 23, 2004, the earliest AEP would join PJM is December 2004.

In June 2003, ComEd transferred transmission services to PJM and was scheduled to begin operating in the PJM wholesale energy market in November 2003. However, there has been strong opposition to ComEd's plan to join PJM before AEP joins PJM. Stakeholders from MISO have cited concerns with seams issues, potential market abuse, non-elimination of rate pancaking, and higher resulting regional transmission rates for some market participants.

If ComEd can get FERC's approval to join PJM by the end of February 2004, it may start integration into PJM on May 1, 2004, with a 13-month transition period through June 1, 2005, during which load-serving entities in the Northern Illinois Control Area could continue using MAIN's current installed capacity procedures. Otherwise ComEd's integration may be delayed until fall.

5-4

5. REGIONAL ANALYSIS                                                   [PA LOGO]

5.3.4     MARKET CHARACTERISTICS

A.        FUEL MIX

As illustrated in Figure 5-3, MAIN is largely dependent on coal-fired and nuclear resources for baseload generation. Coal-fired generation is the predominant resource in terms of both installed capacity and energy production in MAIN, accounting for 42% of the capacity in the region and 58% of the energy produced. Nuclear facilities account for 21% of the installed capacity and produce 38% of the energy in the region. Gas- and oil-fired generation make up 36% of the installed capacity, but represent only 2% of the region's energy production. This indicates that nearly all of the gas- and oil-fired generation is utilized for peaking.

                                   FIGURE 5-3
                                  MAIN FUEL MIX
                           ENERGY AND CAPACITY - 2004

[CHART]

Sources: 2002 NERC Electricity, Supply and Demand (ES&D), 2002 Coordinated Bulk Power Supply & Demand - Regional Summary Report, EIA Annual Energy Outlook 2003, and PA Consulting Group, Inc. Regional Modeling results.

B.        MARKET DYNAMICS

EME's assets evaluated in this report located in MAIN include plants representing 5.621 MW (max rating).

Figure 5-4 illustrates the load and resource balance for MAIN through the end of the study period. Peak demand in the MAIN market is forecasted to grow at an annual compound rate of approximately 1.7% from 2004 through 2014. A required system-wide reserve margin of 12% is assumed through the study period.

Historical prices for MAIN were presented in Figure 5-1.

                                   FIGURE 5-4
                         MAIN LOAD AND RESOURCE BALANCE

[CHART]

Source: 2002 NERC Electricity, Supply and Demand (ES&D), 2002 Coordinated Bulk Power Supply & Demand - Regional Summary Report, and EIA Annual Energy Outlook 2003.

(1) Reserve margin is assumed to be 12%. Net additions are net of retirements.

                                                                             5-5

[PA LOGO]                                                   5. REGIONAL ANALYSIS

5.3.5     PRICE FORECASTS

A.        BASE CASE MARKET RESULTS

The base case models near-term fuel prices based on futures prices through December 2006, decreasing linearly to the long-term consensus view by 2008.

The all-in price represents a combined compensation for capacity and energy price (assuming a 100% load factor). The compensation for capacity contribution to the all-in price ranges between approximately $1.30/MWh and $6.90 MWh. The market is expected to cross equilibrium in 2009.

Energy prices increase in 2010 when mercury regulations and annual NOx programs are assumed to commence.

Base case forecasts of compensation for capacity, energy prices, and all-in prices are shown in Figure 5-5 for the MAIN-CECO pricing area.

                                   FIGURE 5-5
   MAIN-CECO COMPENSATION FOR CAPACITY, ENERGY, AND ALL-IN PRICE FORECASTS (1)

[CHART]

(1) Results are expressed in real 2004 dollars.

             COMPENSATION       ENERGY      ALL-IN
             FOR CAPACITY       PRICE        PRICE
   YEAR        ($/kW-YR)       ($/MWh)      ($/MWh)
---------------------------------------------------
   2004          11.20          27.90        29.20

   2005          11.20          27.20        28.50

   2006          11.20          27.30        28.60

   2007          11.20          27.70        28.90

   2008          11.20          28.00        29.30

   2009          50.20          28.60        34.30

   2010          52.20          30.50        36.40

   2011          56.10          31.10        37.50

   2012          55.50          32.20        38.50

   2013          57.10          32.80        39.30

   2014          60.80          32.90        39.90

5-6

5. REGIONAL ANALYSIS                                                   [PA LOGO]

B.        SENSITIVITY CASES ANALYSIS

The all-in prices for the low gas and overbuild sensitivity cases described in
Section 5.2 are shown in Figure 5-6 for the MAIN-CECO pricing area. These sensitivities are not meant to reflect bounding or worst case scenarios.

The low gas all-in prices after 2006 are, on average, $6.00/MWh lower than the base case. The difference starts at approximately $5.00/MWh in 2007 but gets greater as more gas units enter the market and set the marginal price.

                                   FIGURE 5-6
         MAIN-CECO SENSITIVITY CASES ALL-IN PRICE FORECASTS (1) ($/MWh)

[CHART]

(1) Results are expressed in real 2004 dollars.

  YEAR       BASE CASE     LOW FUEL    OVERBUILD
------------------------------------------------
  2004         29.20        29.20        29.20

  2005         28.50        28.50        28.50

  2006         28.60        28.60        28.50

  2007         28.90        24.00        28.50

  2008         29.30        24.60        28.70

  2009         34.30        28.90        28.30

  2010         36.40        29.80        30.60

  2011         37.50        30.60        31.70

  2012         38.50        31.30        33.20

  2013         39.30        31.90        35.10

  2014         39.90        32.20        38.80

                                                                             5-7

[PA LOGO]                                                   5. REGIONAL ANALYSIS

C.        2P VERSUS 3P

As previously discussed, PA's base case is based on a modified version of a proposed 3p environmental regime (Clear Skies). This is different from the 2p case PA used as a base case before 2004. For comparison purposes, PA has the gross margins of a sample coal unit in the 2p case versus the 3p case. Figure 5-7 demonstrates a coal unit that is retrofitted with carbon injection technology in 2008 in the 3p case and Figure 5-8 demonstrates a coal unit that is retrofitted in the 2018 time period in the 3p case.

                                   FIGURE 5-7
                       GROSS MARGINS FOR SAMPLE COAL UNIT
                      RETROFITTED IN 2008 (1) (REAL 2004 $)

[CHART]

(1) Gross margin is calculated as PA's forecast of total revenue minus variable costs (fuel, VOM, net emission costs).

Through 2008, the margins are very similar. The forecasts start to diverge starting in 2009, when the 3p case crosses equilibrium. The 2p case crosses equilibrium a year later due to fewer retirements. From 2011 on, the margins are similar between the 2p and 3p cases for the unit which gets retrofitted early. It should be noted that this unit would also experience higher capital costs in order to install the retrofit. The plant that retrofits later has decreased margins from a 2p case starting in 2011 because it incurs mercury costs.

                                   FIGURE 5-8
                       GROSS MARGINS FOR SAMPLE COAL UNIT
                      RETROFITTED IN 2018 (1) (REAL $2004)

[CHART]

(1) Gross margin is calculated as PA's forecast of total revenue minus variable costs (fuel, VOM, net emission costs).

5-8

5. REGIONAL ANALYSIS                                                   [PA LOGO]

5.3.6     CRITICAL MARKET FACTORS

A.        SPARK SPREADS

Figure 5-9 shows the spark spreads, which are the net prices of electricity after fuel costs for combined cycles. Spark spreads are calculated by subtracting fuel costs from the market clearing prices. Variable O&M costs are not included in PA's calculation of spark spreads. PA used a heat rate of 6,950 Btu/kWh for the spark spreads.

As more gas goes on the margin, spark spreads increase. The spark spreads remain pretty constant after market equilibrium in 2009. The slight decline is due to technology improvements in new gas units.

B.        GAS PRICES

Natural gas is on the margin 42% of the time in 2004 but by 2014, natural gas is the marginal fuel 64% of the time (see Figure 5-9). Therefore, the impact of gas prices on energy prices increases greatly from the beginning of the study period through the end.

Figure 5-10 shows the fuel forecasts overlaid on the base case price results. The fuel forecasts represent the delivered natural gas price for a new unit.

C.        NEW CAPACITY

For 2004-2006, over 2,150 MW of merchant capacity is expected to be added to the MAIN region. This surplus of new capacity has a depressing effect on energy and capacity compensation prices until the market absorbs the surplus and returns to equilibrium in 2009. The forecasted supply and demand can be seen in the load and resource graph in Figure 5-11.

D.        LOAD GROWTH

Due to the factors described above, load growth is a key driver in MAIN. A higher load growth allows any merchant capacity to be absorbed in the capacity market. The average annual load growth rate of 1.7% was based on the EIA Annual Energy Outlook 2003 forecast. The load and resource graph in Figure 5-11 illustrates the load growth and reserve margin assumptions for the first 11 years of the base case.

                                   FIGURE 5-9
                 MAIN-CECO -- SPARK SPREADS & FUEL ON THE MARGIN

[CHART]

                                   FIGURE 5-10
                  MAIN-CECO -- FUEL FORECASTS & MARKET RESULTS

[CHART]

                                   FIGURE 5-11
                         MAIN -- LOAD & CAPACITY DEMAND

[CHART]

                                                                             5-9

[PA LOGO]                                                   5. REGIONAL ANALYSIS

5.3.7     DISPATCH CURVES

Dispatch curves for the MAIN region for 2005 and 2010 are shown in Figure 5-12. These curves order generation plants based on short-run variable cost (fuel and O&M).

                                   FIGURE 5-12
                     MAIN DISPATCH CURVES FOR 2005 AND 2010

                                  MAIN - 2005

[CHART]

                                  MAIN - 2005

[CHART]

5-10

                                                                       [PA LOGO]

APPENDIX A: REGION-SPECIFIC COAL PRICE DISCUSSION

A.1       INTRODUCTION

This appendix describes the coal types and transportation methods utilized in each NERC region. Table A-1 outlines this information, with the modeled regions shown in HIGHLIGHTED BLUE TEXT. Sections A.2 and A.3 provide further details on the individual coal types and transportation methods. These descriptions include PA's estimates for pricing trends and future assumptions, as well as heat content and sulfur content. All pricing projections are in real terms. Note that heat content is specified in British Thermal Units per pound (Btu/lb.) and sulfur content is specified in pounds of sulfur dioxide per million Btu (lbs.
SO SUB(2)/MMBtu, also abbreviated "pounds") throughout this appendix. Thus, a "12,500 Btu, 2.0-pound" coal refers to a coal with a heat content of 12,500 Btu/lb. and a sulfur content of 2.0 lbs. SO SUB(2)/MMBtu.

                                    TABLE A-1
                      COAL TYPES AND TRANSPORTATION METHODS

                                   SULFUR
                                   CONTENT          HEAT
                              (lbs. SO SUB(2)/     CONTENT
                                    MMBtu)        (Btu/lb.)  ECAR  ERCOT  FRCC  MAIN  MAPP  NEPOOL  NEW YORK  PJM  SERC    SPP  WECC
------------------------------------------------------------------------------------------------------------------------------------
WESTERN COALS

   Lignite

      GULF LIGNITE                    3.4           6,440           /X/                                                    /X/

      PLAINS LIGNITE                  2.3           6,600                             /X/

   Kansas, Missouri, and
     Oklahoma                         7.6          11,200                                                                  / /

   Colorado and Utah

      COLORADO LOW-Btu               0.85          11,100           /X/                                                    / /  /X/

      COLORADO HIGH-Btu               0.9          11,700                       /X/                                /X/          /X/

      UTAH                           0.85          11,800                                                          /X/          /X/

   Wyoming PRB

      0.80-POUND                      0.8           8,400    /X/    /X/         /X/   /X/                          /X/     /X/  /X/

      0.70-POUND                      0.7           8,800    /X/    /X/         /X/   /X/                          /X/     /X/  /X/

   Montana PRB                        1.0           9,000    /X/                /X/   /X/                          /X/     /X/  /X/

   Wyoming non-PRB                    1.1           9,700    / /                      / /                                  / /  /X/

   Other WECC

      ARIZONA                        0.95          11,000                                                                       /X/

      NEW MEXICO                      1.5           9,400                                                                       /X/

ILLINOIS BASIN COALS

   Low Sulfur

      ILLINOIS                        1.7          11,600    /X/                /X/   /X/                          /X/

      INDIANA                         1.1          11,000    /X/

   Medium Sulfur

      ILLINOIS                        2.5          11,700    /X/                /X/                                /X/

      INDIANA                         2.4          11,000    /X/                /X/   /X/

   High Sulfur

      ILLINOIS                        4.3          12,000    /X/          /X/   /X/   /X/                          /X/

      INDIANA                         4.6          11,200    /X/

      WESTERN KENTUCKY                4.7          11,700    /X/                /X/                                /X/(1)

   Very High Sulfur

      ILLINOIS                        6.0          11,000    /X/                /X/

      INDIANA                         6.0          11,000    /X/                /X/

      WESTERN KENTUCKY                6.8          11,000    /X/                /X/

[PA LOGO]                               A: REGION-SPECIFIC COAL PRICE DISCUSSION

                      COAL TYPES AND TRANSPORTATION METHODS

                                   SULFUR
                                   CONTENT          HEAT
                              (LBS. SO SUB(2)/     CONTENT
                                    MMBtu)        (btu/lb.)  ECAR  ERCOT  FRCC  MAIN  MAPP  NEPOOL  NEW YORK  PJM  SERC    SPP  WECC
------------------------------------------------------------------------------------------------------------------------------------
EASTERN COALS

   Central Appalachian

      1.1-POUND                       1.1          12,500(2) /X/          /X/                /X/      /X/     /X/  /X/

      1.5-POUND                       1.5          12,500(2) /X/          /X/                /X/              /X/  /X/

      2.0-POUND                       2.0          12,500(2) /X/          /X/   / /                                /X/

      4.3-POUND                       4.3          12,500(2)                                                       /X/

   Central Pennsylvania
     High Sulfur                      4.0          12,300    /X/                                              /X/

   MGA-Pennsylvania

      2.4-POUND                       2.4          13,000    /X/                / /          /X/      /X/     /X/

      3.5-POUND                       3.5          13,000    /X/                                      /X/     /X/  /X/(1)

   Northern Appalachian

      1.8-POUND                       1.8          12,750    /X/                      / /             /X/     /X/

      3.8-POUND                       3.8          12,500    /X/                                      /X/     /X/  /X/

      6.3-POUND                       6.3          12,000    /X/                                              /X/

   Southern Appalachian

      1.5-POUND                       1.5          12,300    /X/                                                   /X/

      3.0-POUND                       3.0          12,000    /X/                                                   /X/

   Waste

      ANTHRACITE                      3.0           8,500                                                     /X/

      BITUMINOUS                      3.0           6,500                                                     /X/

IMPORTED COALS                        1.0          12,000                 /X/                /X/      /X/          /X/

TRANSPORTATION METHODS

   Barge                                                     /X/          /X/                                      /X/

   Conveyor                                                         /X/               /X/                                  /X/  /X/

   Multi-Modal

      BARGE/VESSEL                                                        /X/                                      /X/

      EASTERN RAIL/BARGE                                                              /X/

      WESTERN RAIL/BARGE                                                        /X/   /X/                          /X/

      EASTERN RAIL/VESSEL                                    /X/                /X/          /X/              /X/

      WESTERN RAIL/VESSEL                                    /X/                /X/

   Rail

      CENTRAL APPALACHIAN RAIL                               /X/          /X/   /X/          /X/      /X/     /X/  /X/

      SOUTHERN APPALACHIAN RAIL                                                                                    /X/

      WESTERN RAIL                                           /X/    /X/         /X/   /X/                          /X/     /X/  /X/

      ILLINOIS BASIN RAIL                                    /X/                /X/   /X/                          /X/

      NORTHERN APPALACHIAN RAIL                              /X/                      /X/             /X/     /X/

      MGA-PENNSYLVANIA RAIL                                  /X/                             /X/      /X/     /X/

   Truck                                                     /X/    /X/         /X/   /X/                     /X/  /X/     /X/  /X/

   Vessel                                                                 /X/                /X/      /X/          /X/

o = small quantities
(1) FOB barge.
(2) Heat content listed is for FOB mine. For FOB barge, the heat content is 12,000 Btu/lb.

A: REGION-SPECIFIC COAL PRICE DISCUSSION                               [PA LOGO]

A.2       COAL TYPE DESCRIPTIONS

A.2.1     WESTERN

a.        LIGNITE

PA's coal price forecast includes price forecasts for two types of lignite: Gulf lignite and Plains lignite. Gulf lignite averages approximately 6,440 Btu/lb. and 3.4 lbs. SO SUB(2)/MMBtu. Plains lignite contains approximately 6,600 Btu/lb. and 2.3 lbs. SO SUB(2)/MMBtu. Gulf lignite is mined in Texas and Louisiana, and Plains lignite is mined in North Dakota. Both types of lignite are delivered to nearby generating units by conveyor or truck Lignite mines are generally developed specifically to supply a particular generating plant, and the production is generally sold under long-term contracts. Many of these contracts have escalated to prices which are far above the long-run marginal cost of lignite mining.

The combination of depleted lignite reserves and a desire to cut fuel costs has already caused a portion of the lignite burned at generating units in Texas to be replaced with PRB coal. Both types of lignite will face significant competitive pressure over the long term, both from PRB coal specifically, and more generally from the heightened focus on cost-cutting that is likely to result from deregulation of the electric utility industry. PA expects that most lignite supply contracts will be renegotiated over time to levels that more closely reflect the long-run marginal costs of lignite mining.

                                        2001-2020
          ----------------------------------------
          Gulf Lignite                 -2.0%/year

          Plains Lignite               -2.1%/year

a.        KANSAS, MISSOURI, AND OKLAHOMA

Kansas, Missouri, and Oklahoma coals are high sulfur coals (averaging about 11,200 Btu/lb. and 7.6 lbs. SO SUB(2)/MMBtu) which are produced in small quantities for use in nearby generating units and industrial facilities. Use of these coals at generating units is largely driven by concerns such as maintaining local or regional mining employment rather than by the delivered fuel price. Prices of these coals are therefore expected to remain flat in real terms.

                                        2001-2020
          ----------------------------------------
          KS, MO, and OK                0.0%/year

b.        COLORADO AND UTAH

PA's coal price forecast includes two types of Colorado coal and one type of Utah coal. The Colorado coals include a low-Btu coal containing 11,100 Btu/lb., and 0.85 lbs. SO SUB(2)/MMBtu, and a high-Btu coal containing 11,700 Btu/lb. and 0.9 lbs. SO SUB(2)/MMBtu. The Utah coal contains 11,800 Btu/lb. and 0.85 lbs. SO SUB(2)/MMBtu.

All three of these types of coal face very strong competitive pressures. A portion of the production of each of these coals is sold to electric utilities in the Midwest, where there is strong competition from many different types of coal (including PRB, Illinois Basin, Central Appalachian, and MGA-Pennsylvania coals). The Colorado coals face particularly strong competitive pressure from PRB coal, even in their local markets. A portion of the Utah coal production is also exported to the Pacific Rim, and therefore faces very strong international competition.

As a result of these intense competitive pressures, Colorado and Utah coals are generally priced very close to marginal mining costs. Many of the mines in Colorado and Utah are highly efficient longwall operations, and therefore the opportunities for future productivity gains are limited.

                                2001-2004     2005-2020
  -----------------------------------------------------
  Colorado low-Btu                -29%       -0.6%/year

  Colorado high-Btu               -35%       -0.5%/year

  Utah                            -32%       -0.6%/year

c.        WYOMING PRB

PA's coal price forecast includes two types of Wyoming PRB coal: an 8,800 Btu/lb., 0.7-pound coal and an 8,400 Btu/lb., 0.8-pound coal. Due to the very low mining costs and the very low sulfur content associated with these coals, PA projects that demand for these coals will continue to increase strongly throughout the forecast period.

                       2001-2004     2005-2020
          ------------------------------------
          0.7-pound      -47%       +0.2%/year

          0.8-pound      -43%       +0.3%/year

Based on an analysis of long-run marginal mining costs, PA expects the real price of both coals to fall sharply between 2001 and 2004, and then continue

[PA LOGO]                               A: REGION-SPECIFIC COAL PRICE DISCUSSION

declining slightly through 2010. After 2010, the price is expected to rise as reserve depletion and higher stripping(13) ratios more than offset expected productivity gains.

d.        MONTANA PRB

Montana PRB coal contains approximately 9,000 Btu/lb. and 1.0 lbs.
SO SUB(2)/MMBtu. Montana PRB coal is disadvantaged relative to Wyoming PRB coal by higher mining costs. The Montana PRB coal is further disadvantaged in many potential markets (although advantaged in a few areas) by its more northern location. The prices at which the Montana PRB coal can be sold are heavily influenced by the prices of the competing Wyoming PRB coal. Therefore, the projected price trends for the Montana PRB coals are generally similar to the projected price trends for the Wyoming PRB coal. However, PA has assumed that the spread between Wyoming and Montana PRB coal prices will narrow slightly over time due to the strong competitive pressure the Montana PRB coal faces.

                         2001-2004     2005-2020
          --------------------------------------
          1.0-pound         -42%      -0.1%/year

e.        WYOMING NON-PRB

Wyoming non-PRB coal averages about 9,700 Btu/lb. and 1.1 lbs. SO SUB(2)/MMBtu. This coal is primarily sold to mine-mouth power plants and to industrial facilities in southwestern Wyoming, although small quantities are sold to generating units in the Midwest. Since almost all of this coal is sold in areas where competition among coal suppliers is limited, PA expects that real prices for this coal will decline slowly.

                                        2001-2020
          ---------------------------------------
          Wyoming non-PRB              -0.2%/year

f.        OTHER WECC

Other WECC coals include Arizona coal (averaging approximately 11,000 Btu/lb. and 0.95 pounds SO SUB(2)/MMBtu) and New Mexico coal (9,400 Btu/lb., 1.5 pounds SO SUB(2)/MMBtu). These coals are generally sold in localized regions where competition is limited. PA projects that the real prices of these coals will decline slowly, reflecting moderate productivity gains and limited competition from other coals.

                                       2001-2020
          --------------------------------------
          Arizona & New Mexico        -0.4%/year

A.2.2     ILLINOIS BASIN

a.        LOW SULFUR (ILLINOIS 1.7-POUND AND INDIANA 1.1-POUND)

The Illinois Basin low sulfur coals include both an Illinois coal (11,600 Btu, 1.7-pound) and an Indiana coal (11,000 Btu, 1.1-pound). Although reserves of these coals are limited, they have historically enjoyed a fairly large price premium relative to higher-sulfur Illinois Basin coals. Because prices for these coals were already relatively high, and the market is relatively small, the percentage increase in price caused by the 2000-2001 coal price spike was relatively small. Over the long term, these coals are likely to be displaced to some extent both by lower-cost, lower-sulfur PRB coal and by high-sulfur Illinois Basin coal burned at scrubbed plants.

                                2001-2004     2005-2020
  -----------------------------------------------------
  Illinois 1.7-pound              -27%       -1.0%/year

  Indiana 1.1-pound               -27%       -1.1%/year

b.        MEDIUM SULFUR (ILLINOIS 2.5-POUND AND INDIANA 2.4-POUND)

The Illinois Basin medium sulfur coals include both an Illinois coal (11,700 Btu, 2.5-pound) and an Indiana coal (11,000 Btu, 2.4-pound). As with the Illinois Basin low-sulfur coals, these coals are likely to be displaced to some extent by both lower-sulfur PRB coal and higher-sulfur Illinois Basin coal. The expected increases in SO SUB(2) allowance prices will have a significant effect on the marketability of these coals at unscrubbed plants.

                                2001-2004     2005-2020
  -----------------------------------------------------
  Illinois 2.5-pound              -32%       -0.9%/year

  Indiana 2.4-pound               -32%       -1.0%/year

A: REGION-SPECIFIC COAL PRICE DISCUSSION                               [PA LOGO]

c.        HIGH SULFUR

The Illinois Basin high sulfur coals include Illinois, Indiana, and Western Kentucky coals. The Illinois and Indiana coals are primarily sold FOB mine, and the Western Kentucky coal is primarily sold FOB barge. The Illinois coal contains about 12,000 Btu/lb. and 4.3 lbs. SO SUB(2)/MMBtu, the Indiana coal contains about 11,200 Btu/lb. and 4.6 lbs. SO SUB(2)/MMBtu, and the Western Kentucky coal contains about 11,700 Btu/lb. and 4.7 lbs. SO SUB(2)/MMBtu. The forecasted price trajectories for all three of these coal types are very similar.

                              2001-2004     2005-2020
-----------------------------------------------------
Illinois 4.3-pound              -33%       -0.2%/year

Indiana 4.6-pound               -33%       -0.4%/year

W. Kentucky 4.7-pound           -34%       -0.3%/year

These price forecasts reflect intense price competition between the producers of these coals and very limited opportunities for future productivity gains at the mines that produce these coals.

d.        VERY HIGH SULFUR

The Illinois Basin very high sulfur coals include both Illinois and Indiana coals which contain approximately 11,000 Btu/lb. and 6.0 lbs. SO SUB(2)/MMBtu, and Western Kentucky coal which contains about 11,000 Btu/lb. and 6.8 lbs.
SO SUB(2)/MMBtu. All of these coals are primarily sold FOB mine.

                              2001-2004     2005-2020
-----------------------------------------------------
Illinois 6.0-pound              -25%       -0.2%/year

Indiana 6.0-pound               -25%       -0.2%/year

W. Kentucky 6.8-pound           -34%       -0.2%/year

The difference in the short-term price forecasts reflects the fact that the prices for Western Kentucky very high sulfur coal increased by a larger percentage during the 2000-2001 coal price spike. The expected long-term price trajectories for these coals are very similar to the long-term price trajectories for the Illinois Basin high sulfur coals. As with the Illinois Basin high sulfur coals, these price forecasts reflect the fact that there is already intense price competition between the producers of these coals, and the potential for future productivity gains at the mines that produce these coals is very limited.

A.2.3     EASTERN

a.        CENTRAL APPALACHIAN

The Central Appalachian coals are different from every other coal in PA's model in that there is a difference in heat content between the FOB mine and FOB barge coals. The coal sold FOB mine (which moves to rail- and truck-served generating units) typically has a heat content of about 12,500 Btu/lb., while the coal sold FOB barge typically has a slightly lower heat content (averaging about 12,000 Btu/lb.).

This difference in Btu content is accounted for in the coal price projections. However, PA expects that the future rates of change in Central Appalachian coal prices will be similar over the long term for coals with a similar sulfur content, regardless of whether the coal is sold FOB mine or FOB barge.

1.1-POUND. The differing short-term forecasts reflect the fact that FOB mine prices spiked more severely than FOB barge prices for Central Appalachian coal during late 2000 and early 2001. The relatively slow rate of decline in the long term reflects high demand and limited reserves of the 1.1-pound coal, which is expected to force mining operations to move to thinner coal seams over time, and thus limit future productivity gains.

                              2001-2004     2005-2020
-----------------------------------------------------
1.1-pound FOB mine              -42%       -0.3%/year

1.1-pound FOB barge             -35%       -0.3%/year

1.5-POUND. As with the 1.1-pound coal, the differing short-term forecasts reflect the fact that FOB mine prices spiked more severely than FOB barge prices for Central Appalachian coal during early 2001. The moderate rate of decline in the long term reflects expectations of high demand for this coal and significant depletion of reserves, offset by slightly higher productivity gains than are expected for the 1.1-pound coal, and continued strong price competition among Central Appalachian coal producers.

                              2001-2004     2005-2020
-----------------------------------------------------
1.5-pound FOB mine              -46%       -0.6%/year

1.5-pound FOB barge             -40%       -0.6%/year

[PA LOGO]                               A: REGION-SPECIFIC COAL PRICE DISCUSSION

2.0-POUND AND 4.3-POUND. Given the range of SO SUB(2) allowance prices PA is projecting (ranging from about $200/ton SO SUB(2) to about $360/ton
SO SUB(2)), these coals will generally only be economical at scrubbed plants. These coals can be produced more cheaply than the lower-sulfur Central Appalachian coals because reserves are more abundant and thicker seams can be mined. However, the market for these coals already reflects intense price competition. Demand for these coals is also expected to increase over the forecast period as the average utilization of existing scrubbed plants increases, and some new coal-fired plants are built.(14) Both of these factors will tend to limit future productivity gains (the reserves which are cheapest to mine will depleted first) and therefore only limited declines in real price are expected over the long term.

                              2001-2004     2005-2020
-----------------------------------------------------
2.0-pound FOB mine              -49%       -0.5%/year

2.0-pound FOB barge             -43%       -0.6%/year

4.3-pound FOB mine*             -49%       -0.5%/year

* No FOB barge projection was needed for the 4.3-pound coal because the quantity sold is insignificant.

b.        CENTRAL PENNSYLVANIA HIGH SULFUR

Central Pennsylvania high sulfur coal contains about 12,300 Btu/lb. and 4.0 lbs. SO SUB(2)/MMBtu. The market for this coal is very localized, and its price was not greatly affected by the spike in other coal prices during 2000-2001. The price trends reflect limited demand for this coal, offset by very substantial depletion of reserves.

                              2001-2004     2005-2020
-----------------------------------------------------
Central Penn. 4-pound           -1.5%      -0.3%/year

c.        MONONGAHELA (MGA)-PENNSYLVANIA

PA's coal price forecast includes two types of MGA-Pennsylvania coals: 2.4-pound and 3.5-pound. These coals both contain approximately 13,000 Btu/lb. and come from a relatively small area of Pennsylvania that was formerly served by the Monongahela Railway and is now served by both Norfolk Southern and CSX following their acquisition of Conrail.

                              2001-2004     2005-2020
-----------------------------------------------------
2.4-pound                       -38%       -0.5%/year

3.5-pound                       -33%       -0.5%/year

The differing short-term price trajectories reflect the fact that prices for the lower-sulfur coal spiked more steeply than prices for the higher-sulfur coal during 2000-2001. The long-term forecast reflects limited potential for future productivity gains at these highly efficient longwall mining operations.

d.        NORTHERN APPALACHIAN

PA's coal price forecast includes two types of Northern Appalachian coals. The 1.8-pound coal has a heat content of approximately 12,750 Btu/lb., the 3.8-pound coal contains approximately 12,500 Btu/lb., and the 6.3-pound coal contains about 12,000 Btu/lb.

1.8-POUND. The price forecast for Northern Appalachian 1.8-pound coal reflects continued strong competition among producers of this coal, offset by the depletion of reserves over time. After 2015, the price remains flat in real terms.

                           2001-2004     2005-2020
          ----------------------------------------
          1.8-pound          -12%       -.0.5/year

3.8-POUND. The relatively steep price declines reflect some erosion of the price premium the 3.8-pound coal has historically enjoyed relative to the Northern Appalachian 6.3-pound coal. At the SO SUB(2) allowance prices PA is forecasting, the 3.8-pound coal will generally be uneconomic at plants without scrubbers, and will have to compete intensely with the 6.3-pound coal to supply scrubbed plants.

                           2001-2004     2005-2010
          ----------------------------------------
          3.8-pound          -14%       -0.7%/year

6.3-POUND. Northern Appalachian 6.3-pound coal (and other very high sulfur coals) are primarily used at generating units that are equipped with scrubbers. These units obtain very little benefit from lower sulfur coals and typically seek to minimize cost with the use of cheap, very high sulfur coals. Price competition among producers of this coal is already intense, and

----------
(14) New coal-fired plants are required by law to be equipped with scrubbers, and therefore will be fueled with the cheapest coal available in the region where they are built, regardless of sulfur content.

A: REGION-SPECIFIC COAL PRICE DISCUSSION                               [PA LOGO]

opportunities for additional productivity gains at the mines that produce this coal are relatively limited.

                           2001-2004     2005-2020
          ----------------------------------------
          6.3-pound          -13%       -0.4%/year

e.        SOUTHERN APPALACHIAN

The Southern Appalachian coals include both low sulfur (12,300 Btu, 1.5-pound) and high sulfur coals (12,000 Btu, 3.0-pound). These coals are primarily produced in Alabama and used at nearby generating units and in steel making. Demand from electric utilities for these coals is fairly limited due to their relatively high FOB mine prices. Short-term prices for both these coals are expected to drop sharply as the short-term spike in coal prices ends. However, limited reserves and fairly difficult mining conditions are expected to keep prices for these coals from dropping very rapidly over the long term.

                           2001-2004     2005-2020
          ----------------------------------------
          1.5-pound          -39%       -0.3%/year

          3.0-pound          -42%       -0.3%/year

f.        WASTE (ANTHRACITE AND BITUMINOUS)

PA projects prices for two types of waste coal during the forecast period: anthracite containing approximately 8,500 Btu/lb., and bituminous coal containing approximately 6,500 Btu/lb. Both of these coals contain approximately
3.0 lbs. SO SUB(2)/MMBtu. These coals are referred to as "waste coals" because the primary source of these coals is waste piles of coal fines and other debris at current or abandoned mining operations. These coals are available at a very low price, which more than offsets their low Btu content and relatively high sulfur content.

Demand for waste coals is expected to remain relatively steady, since waste coals primarily fuel plants that were specifically designed to burn them. The supply of these coals is highly localized, and therefore competition to supply any particular plant is limited.

                                        2001-2020
          ----------------------------------------
          Anthracite                   -0.2%/year

          Bituminous                   -0.2%/year

A.2.4     IMPORTED

g.      SOUTH AMERICAN

The primary types of imported coal used at coal-fired generating units in the United States are South American coals from Columbia and Venezuela. These coals average approximately 12,000 Btu/lb. and 1.0 lbs. SO SUB(2)/MMBtu. These coals are used at a limited number of units in New England and in the Southeast that have vessel-receiving capability.

Because these coals are produced at relatively low cost at the mine, the South American coal producers generally are able to price the coal to just undercut the price of competing domestic coals available at a given generating unit. Thus, prices for the South American coal were projected on a delivered basis for individual units, by assuming that the delivered price for these coals was 10 cents per million Btu lower than the delivered price of the cheapest domestic coal available to that unit.

A.3       TRANSPORTATION TYPE DESCRIPTIONS

A.3.1     BARGE

Barge rates are projected to decline, reflecting improved productivity and competitive markets.

                                        2001-2020
          ----------------------------------------
          Barge                        -2.0%/year

A.3.2     CONVEYOR

There are a number of coal-fired power plants which are located directly adjacent to coal mines and receive their coal by conveyor belt from the mine. These plants are often referred to as "minemouth" plants. Since conveyor transportation is non-competitive, its cost was assumed to remain flat.

                                        2001-2020
          ----------------------------------------
          Conveyor                      0.0%/year

A.3.3     MULTI-MODAL MOVEMENTS

Some coal movements involve more than one transportation mode. For these movements, the escalation of the transportation rate is estimated on the approximate proportion of the overall

[PA LOGO]                               A: REGION-SPECIFIC COAL PRICE DISCUSSION

transportation rate that is attributable to each transportation mode.

The rate projections below represent the annual average rate in real terms. Movement of the coal originates with the transportation mode listed first in each combination (e.g., Eastern Rail/Barge is a movement originating on eastern railways).

                                        2001-2020
          ----------------------------------------
          Barge/Vessel                 -2.0%/year

          Eastern Rail/Barge           -1.5%/year

          Western Rail/Barge           -2.0%/year

          Eastern Rail/Vessel          -1.2%/year

          Western Rail/Vessel          -2.0%/year

A.3.4     RAIL

Rail escalation rates were projected in real dollar terms and differentiated according to origin region and whether particular plants were captive to a single railroad or had access to competitive transportation alternatives (including either more than one railroad or a railroad and another mode of coal transportation such as barge or truck).

a.        CENTRAL/SOUTHERN APPALACHIAN RAIL

The relatively low rates of decline in the rail rate forecasts reflect the eastern railroads' historical success in maintaining duopoly pricing, despite strong productivity gains.

                                        2001-2020
          ----------------------------------------
          Captive                       0.0%/year

          Competitively-served         -1.0%/year

b.        WESTERN RAIL

The rail rate forecasts for western coal movements reflect expectations of continued strong competition between the two main western railroads (Burlington Northern Santa Fe and Union Pacific).

                                        2001-2020
          ----------------------------------------
          Captive                      -1.0%/year

          Competitively-served         -2.0%/year

c.        ILLINOIS BASIN RAIL

Rail rates for Illinois Basin coal movements are shown below.

                                        2001-2020
          ----------------------------------------
          Captive                      -0.5%/year

          Competitively-served         -1.0%/year

d.        NORTHERN APPALACHIAN AND MGA-PENNSYLVANIA RAIL

The rail rates forecast reflects PA's expectation that, in many cases, the eastern railroads will succeed in maintaining duopoly pricing for these movements.

                                        2001-2020
          ----------------------------------------
          Captive                      -0.5%/year

          Competitively-served         -1.0%/year

Some generating plants in the Northeast which are currently captive to one railroad are expected to achieve lower rates either through regulatory relief or through constructing additional transportation facilities. These lower rate levels are assumed to be achieved by 2005. After achieving a lower rate level, rates for these plants decline at the same rate as other competitively-served plants in this region.

A.3.5     TRUCK

Truck rates are projected to decline, reflecting low costs of entry and strong competition among trucking firms.

                                        2001-2020
          ----------------------------------------
          Truck                        -2.0%/year

A.3.6     VESSEL

Vessel rates are projected to decline, reflecting improved productivity and competitive markets.

                                        2001-2020
          ----------------------------------------
          Vessel                       -2.0%/year

                                                                       [PA LOGO]

APPENDIX B: MARKET EVOLUTION

B.1       HISTORY OF REGULATION IN THE UNITED STATES

B.1.1     INTRODUCTION

Regulation of the U.S. electricity industry is a mixture of federal and state responsibilities. State regulation of electricity companies dates back to the early 1900s when new entrants brought intense competition to local electricity markets. Tired of price wars, incumbent firms sought state regulation to create monopolistic franchises in an effort to solidify market share and power. In response, state regulatory commissions were created to establish exclusive service areas and regulate the quality of service.

As the industry matured, complex holding company structures developed that allowed many utilities to become national in scope. Most large electric utilities had also become vertically integrated by this time and the result was the emergence of a vertically integrated interstate electricity marketplace. With the advent of the interstate marketplace, states lost clear jurisdictional responsibility over national entities. This market force led to a call for federal legislation that resulted in the passage of the Federal Power Act and the Public Utility Holding Company Act.

B.1.2     FEDERAL POWER ACT OF 1920

The Federal Power Act of 1920 (FPA) initiated the federal regulation of interstate and wholesale electric power transmission and transactions. It created the Federal Power Commission to regulate interstate rates and quality, promote interconnection standards and restrict mergers and acquisitions if deemed necessary. The FPA provided for cooperation between the Federal Power Commission [replaced by the Federal Energy Regulatory Commission (FERC) in 1977] and other federal agencies, including resource agencies, in licensing and relicensing power projects. Amendments in 1935 and 1986 added new requirements to incorporate fish and wildlife concerns in licensing, relicensing, and exemption procedures.

B.1.3     PUBLIC UTILITIES HOLDING COMPANY ACT OF 1935

In 1935, the Public Utilities Holding Company Act (PUHCA) was enacted to eliminate unfair practices and other abuses by electricity and natural gas holding companies by requiring federal control and regulation of interstate public utility holding companies. PUHCA provides that holding companies that own or control more than 10% of another utility must register with the Security Exchange Commission (SEC) and provide detailed records of their financial transactions and holdings. PUHCA also created the regulatory distinction between registered and exempt holding companies. Registered holding companies under PUHCA are required to limit their utility operations to a single integrated utility system and to divest any other operations not functionally related to the operation of the utility system. In addition, a public utility company that is a subsidiary of a registered holding company under PUHCA is subject to financial and organizational regulation, including the requirement for SEC approval of certain financing transactions. The repeal of PUHCA is a frequent topic in proposed federal legislation and current legislation before the Congress includes similar language. The status and content of current legislation is discussed in more detail in Sections 2.2.2 and 2.2.3.

B.2       IMPETUS FOR CHANGE AND TRANSITIONAL REGULATION

B.2.1     DRIVERS FOR CHANGE

Much of the recent progress toward implementing competition in electricity markets is due to a series of federal legislative and regulatory decisions rendered over the past two decades. The legislative and regulatory framework behind the development of competitive wholesale electricity markets in the United States can be traced largely to the 1978 Public Utilities Regulatory Policies Act (PURPA). The 1992 Energy Policy Act and the 1996 FERC Order No. 888 further shaped the evolution of competitive markets, as did the 1999 FERC Order 2000. In addition, proposals to address transmission investment, electric reliability, regulatory authority, and PURPA and PUHCA repeal have been introduced in new federal legislation.

B.2.2     PUBLIC UTILITY REGULATORY ACT OF 1978

By spurring the growth of the non-utility generation industry and increasing wholesale competition in the United States, PURPA played a large part in fostering the evolution of modern competitive electricity markets. While the scale of the change was limited due to transmission ownership issues and other market access constraints, PURPA encouraged the use of alternative energies by designating certain small independent power producers (IPPs) as

[PA LOGO]                                                    B: MARKET EVOLUTION

qualifying facilities (QFs). PURPA required a local regulated utility to purchase the output of a QF facility at the utility's avoided cost rate. This avoided cost rate is equivalent to what it would otherwise cost the utility to generate or purchase that power itself. PURPA also required utilities to provide a reasonably priced back-up supply of electricity to customers who chose to self-generate. However, current energy legislation from both the House and the Senate calls for the repeal of the PURPA mandate requiring utilities to purchase from and sell to QFs. For more information, see Sections 2.2.2 and 2.2.3.

B.2.3     ENERGY POLICY ACT OF 1992

The Energy Policy Act reformed PUHCA and eased the entry of non-utility generators into the wholesale market for electricity by exempting them from PUHCA constraints. The law created a new category of power producers, called exempt wholesale generators (EWGs), which differ from PURPA QFs in that they are not required to meet PURPA's cogeneration or renewable fuels limitations. In addition, utilities are not required to purchase power from EWGs. Furthermore, the law amended the wholesale transmission provisions of the Federal Power Act, leading to a nationwide open-access electric power transmission grid for wholesale transactions. IPPs, publicly owned utilities, rural cooperatives, and industrial producers (i.e., anyone selling power at wholesale) gained the ability to seek from FERC orders that require transmission-owning utilities to provide transmission service at FERC-defined "just and reasonable" rates.

B.2.4     FERC ORDER 888 OF 1996

Transmission access rights were further strengthened in April 1996 with the FERC Open Access Rule, Order No. 888 (Order 888), which required all public utilities that own, control, or operate electric transmission lines to offer non-discriminatory open access to their transmission systems. Intra-pool transactions for power pools were also required to be conducted under a non-discriminatory, pool-wide open access tariff. FERC Orders No. 888-A and 888-B clarified and largely reaffirmed the legal and policy bases on which Order No. 888 was grounded and also provided a process for recovery of stranded costs from wholesale customers.

Order 888 also encouraged the creation of Independent System Operators (ISOs), whose role in operating and managing regional transmission assets is described in greater detail in Section B.4.2. However, even before Order 888 was drafted, the creation of ISOs and the establishment of formalized competitive markets were already underway in California and the Northeast.

Through a landmark decision in March 2002, the Supreme Court upheld FERC's authority to propose and implement the changes outlined in Order 888, paving the way for FERC to assume a greater role in shaping transmission and retail market policy.

B.2.5     FERC ORDER 2000

As a result of the less than universal response toward the creation of ISOs across the country following the issuance of Order 888, FERC moved forward in late 1999 with another landmark order - Order No. 2000. Order 2000 called for creation of broader, more potent regional transmission organizations (RTOs) with a more explicit and stringent standard of independence, scope, and functionality. Despite Orders 888 and 889, FERC's concerns over continuing abuses of vertical integration included:

- inability of transmission operating procedures to keep pace with the needs of the market for increased transmission throughput

-    adverse effects of pancaked rates on geographic market size

- adverse effects on transmission planning owing to loss of traditional coordination as a result of generation-transmission ownership separations

- insufficient investment to enhance transmission capability despite huge increases in bulk power trading

- uncertainty created by transmission-related revenue losses for generators and traders

-    lack of sufficient price signals for location of new facilities

- uncertainty over connection arrangements and connection charges for new generation.

While FERC's Order 2000 included more stringent guidelines and milestones for RTO formation, it also provided financial incentives to motivate transmission owners to join RTOs. The impact of Order 2000 on the electric power industry is discussed in more detail in Section 2.4.3.

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B: MARKET EVOLUTION                                                    [PA LOGO]

B.3       RESTRUCTURING

The debate over retail access and other measures to implement market competition has raised a number of fundamental market transition issues. Three of the principal issues common throughout the country are the assessment and allocation of stranded costs, the elimination of market power through asset divestiture and merchant generation, and the method for guaranteeing fair and impartial access to the transmission system.

B.3.1     STRANDED COSTS

Stranded costs can be defined as the positive excess of the net book value of generation assets and power purchase costs over the market value of the assets (Stranded Costs = {NBV + PPCosts} - Market Value). The introduction of competition in formerly regulated electricity markets presents a significant financial burden for utilities with generating assets or power purchase contracts, which may now be priced out of the market. A large number of utilities throughout the United States are faced with losses due to the adoption of market pricing before they have had a chance to recover the cost of their prior investments through their rate base. In order to ensure the support of the utility industry in the restructuring agenda, many state utility commissions and legislative bodies have agreed to allow utilities to recover either all or part of their stranded costs through a number of different recovery mechanisms. These recovery vehicles are designed to support the introduction of competition while still allowing the affected utilities to recover a specified portion of their expected losses over a fixed period of time. However, the cost recovery method varies from state to state.

B.3.2     ASSET DIVESTITURE AND MERCHANT GENERATION

Despite two decades of IPP development, the majority of the generation assets in the United States are still owned and operated by vertically integrated investor-owned utilities (IOUs). Within regional electricity markets, the concentration of generating assets is often controlled by a small number of incumbent utilities. The removal of regulation and the introduction of market-based pricing into such markets raise concerns over the potential abuse of market power. To relieve these concerns, federal and state regulatory bodies have taken various measures to eliminate the threat of market power.

The principal means of dealing with market power has been the unbundling of generation, transmission, and distribution assets. This is often followed by the mandated sale of a certain amount of generation assets by the traditional utilities to non-affiliated companies or the transfer of assets to an unregulated subsidiary. Such generation auctions and negotiated sales have resulted in the transfer of billions of dollars of generation assets in the past few years, changing the face of the generation industry in many regions of the country. The impact of current and future unbundling and generation ownership transfers must be considered when analyzing long-term conditions in regional power markets.

Generation divestiture started in 1997 when New England Electrical Systems
(NEES) sold nearly 4 GW of its generation portfolio to US Generation. Since that time, over 160 GW of additional generation has been divested in the United States.(15) In addition to divestiture, many utilities have chosen to transfer their generation assets to unregulated subsidiary companies. As companies have begun to understand the value of generation assets in the deregulated marketplace, an increasing number of utilities that have had the ability to choose have been electing to transfer their assets and remain in the generation business.

Along with generation divestiture and asset transfer, there has been considerable activity in the merchant plant sector in recent years. Energy price volatility, coupled with forecast supply shortfalls in many deregulated markets, has led merchant plant developers to announce a record number of new projects. Of the 257 GW of capacity announced,(16) approximately 35 GW is scheduled to come on line through 2006, 74 GW is delayed, and 105 GW is on hold.

B.3.3     OPEN TRANSMISSION ACCESS

In addition to the recovery of stranded costs and elimination of market power, the ability to reach newly opened markets through the high voltage transmission grid at a fair price is a fundamental requirement for introducing true competition. An important facet of this issue is the provision of accurate and complete information on transmission system conditions and availability to all market participants. Thus, the issue of transmission open

----------
(15) Source: rdionline.com.

(16) Source: MerCap - PA's proprietary merchant capacity database, January 7, 2004. Capacity includes all capacity announced (excluding cancellations) regardless of timing or likelihood.

[PA LOGO]                                                    B: MARKET EVOLUTION

access and transparent information is at the core of the restructuring movement.

B.4       RELIABILITY AND COMPETITIVE MARKETS

B.4.1     POWER POOLS

While regional reliability councils provide standards and guidelines, they do not provide actual electricity dispatch, scheduling, or other transmission system operational services. To capture the economies of scale associated with load and resource pooling as well as joint-dispatch and transmission operations, utilities in several regions voluntarily established power pools, the first of which, the PJM Power Pool, was established in 1927. Power pools attempt to capture the benefits associated with being part of a larger generation and transmission system (including improved reliability) through coordinated maintenance planning and shared operating reserves, as well as the blending of load profiles and generating resources. Power pools vary widely throughout the United States in terms of the degree to which they provide coordination and services.

B.4.2     ISOs - INDEPENDENT SYSTEM OPERATORS

FERC's landmark Order No. 888 actively encouraged the formation of ISOs to replace power pools in scheduling, dispatching, and operating regional transmission systems. The intent was, and continues to be, that the ISO provide independent grid management through a process in which all system users are treated equally. Many of the utilities in the most tightly coordinated power pools in the United States were among the first to file ISO applications with FERC, but the ISO trend is now progressing through the industry as an increasing number of states enact legislation implementing retail access. However, with the advent of Order 2000 the current movement in the industry is from ISOs to RTOs.

B.4.3     RTOs - REGIONAL TRANSMISSION ORGANIZATIONS

While ISOs provided a starting point for the restructuring of electricity markets, FERC's drive to increase the open access to the transmission system and to expand dissemination of transmission system information led the Commission to call for the creation of RTOs. In Order 2000, FERC required that every FERC jurisdictional utility that owns, operates, or controls transmission facilities must join an independent RTO. FERC was flexible in the design process, stating that ISOs, transcos, combinations of the two, or other organizational forms would be accepted for consideration.

Of the proposals to form RTOs outlined in Section 2.4.3, only MISO and PJM have been fully approved as RTOs by FERC. MISO, which was approved in December 2001, commenced operation on February 1, 2002. PJM was approved December 18, 2002. However, PJM market expansions may be delayed due to conflicts with a Virginia state law.

The status of other proposed RTO groups is in flux and considerable activity in RTO development is likely in the near term as the approval status and membership of various RTO groups continues to change.

APPENDIX C: STATE RETAIL CHOICE SWITCHING STATISTICS                   [PA LOGO]

                                    TABLE C-1
                    STATE RETAIL CHOICE SWITCHING STATISTICS

                                       NO. OF CUSTOMER ACCOUNTS           ENERGY USAGE (GWh/MONTH UNLESS NOTED)(1)
                                ---------------------------------------------------------------------------------
                                                 NON-                                      NON-
                                RESIDENTIAL   RESIDENTIAL      TOTAL      RESIDENTIAL   RESIDENTIAL      TOTAL
-----------------------------------------------------------------------------------------------------------------
CALIFORNIA (2)    Migrated           42,182        23,427        65,609           350        23,155        23,505
 September 2003   Eligible        9,326,101     1,366,671    10,692,772        61,067       115,830       176,897
 CPUC             % Migration           0.5%          1.7%          0.6%          0.6%         20.0%         13.3%

CONNECTICUT       Migrated           23,171           577        23,748            --            --            --
 September 2003   Eligible               --            --            --            --            --            --
 ENERGY CENTRAL   % Migration            --            --            --            --            --            --

D. OF COLUMBIA    Migrated           21,006         4,389        25,395            18           386           405
 December 2003    Eligible          198,990        26,683       225,673           152           741           893
 DC PSC           % Migration          10.6          16.4%         11.3%         12.1%         52.2%         45.3%

ILLINOIS          Migrated                0        21,256        21,256             0        34,853        34,853
 December 2003    Eligible        4,329,219       698,085     5,027,304        30,298        77,086       107,384
 ICC              % Migration           0.0%          3.0%          0.4%          0.0%         45.2%         32.5%

MAINE             Migrated            5,225         3,389         8,614            --            --            --
 December 2003    Eligible               --            --            --            --            --            --
 ME PUC           % Migration            --            --            --            --            --            39%

MARYLAND          Migrated           58,023        12,309        70,332           240 MW      1,800 MW      2,039 MW
 December 2003    Eligible        1,881,406       216,502     2,097,908         6,285 MW      6,470 MW     12,755 MW
 MD PSC           % Migration           3.1%          5.7%          3.4%          3.8%         27.8%         16.0%

MASSACHUSETTS     Migrated           59,335        28,711        88,046            39           862           901
 September 2003   Eligible        2,227,390       326,154     2,553,544         1,468         2,743         4,211
 MA DOER          % Migration           2.7%          8.8%          3.4%          2.7%         31.4%         21.4%

MICHIGAN          Migrated               60        11,547        11,607            --            --         2,329 MW
 June 2003        Eligible               --       399,926            --            --            --            --
 MI PSC           % Migration            --           2.9%           --            --            --            --

NEW JERSEY (3)    Migrated          115,620         3,814       119,434            --            --         2,425
 September 2003   Eligible        3,200,046       467,369     3,667,415            --            --        19,366 MW
 NJ BPU           % Migration           3.6%          0.8%          3.3%           --            --          12.5%

NEW YORK          Migrated          274,642        78,064       352,706           175         2,168         2,343
 November 2003    Eligible        6,511,998       947,148     7,459,146         3,223         5,988         9,211
 NY PSC           % Migration           4.2%          8.2%          4.7%          5.4%         36.2%         25.4%

OHIO              Migrated          853,983       112,411       966,470           596         1,653         2,257
 September 2003   Eligible        4,101,865       538,209     4,664,770         3,655         7,949        11,958
 PUCO             % Migration          20.8%         20.9%         20.7%         16.3%         20.8%         18.9%

PENNSYLVANIA      Migrated          416,939        75,195       492,134           964 MW      2,163 MW      3,127 MW
 December 2003    Eligible        5,781,694            --     5,781,694        14,722 MW         --        26,801 MW
 PA OCA           % Migration           7.2%           --           8.5%          6.5%           --          11.7%

RHODE ISLAND      Migrated               --            --         2,145            --            --            45
 September 2003   Eligible               --            --       470,176            --            --           698
 RI PUC           % Migration            --            --           0.5%           --            --           6.4%

TEXAS             Migrated               --            --            --            --            --            --
 June 03          Eligible               --            --            --            --            --            --
 PUCT             % Migration            10%           32%           --            10%           59%           --

VIRGINIA          Migrated            2,317            22         2,339            --            --            --
 June 2003        Eligible        2,565,498       292,572     2,858,070            --            --            --
 NEAPP            % Migration           0.1%          0.0%          0.1%           --            --            --

(1) Green cells represent energy usage to date rather than energy usage for report month. Yellow cells represent load (MW), and not energy.

(2) Direct access customers.

(3) Includes residential customers in the JCP&L Green Pilot Program.

APPENDIX D: ALLOWANCE PRICES FOR SO SUB(2), NOx, AND HG                [PA LOGO]

                                    TABLE D-1
                   EMISSION ALLOWANCE PRICES (REAL $2004/TON)

                          2p                                         3p
           ----------------------------------------------------------------------------------
  YEAR        SO SUB(2)           NOx           SO SUB(2)            NOx              HG
---------------------------------------------------------------------------------------------
  2004           215             2,663              215             2,663                   0
  2005           184             1,801              244             1,844                   0
  2006           184             1,801              244             1,844                   0
  2007           184             1,801              244             1,844                   0
  2008           184             1,801              244             1,844                   0
  2009           184             1,801              244             1,844                   0
  2010           246             2,867              327             1,681         220,291,809
  2011           246             2,867              327             1,681         220,291,809
  2012           276             2,786              367             1,889         247,521,048
  2013           276             2,786              367             1,889         247,521,048
  2014           276             2,786              367             1,889         247,521,048

                                                                       [PA LOGO]

APPENDIX E: GLOSSARY

E.1       RELEVANT TERMS DEFINITIONS

ANCILLARY SERVICES. Services that are necessary to support the transmission of capacity and energy from resources to loads, while maintaining the reliable operation of the transmission provider's transmission system in accordance with good utility practice.

AUTOMATIC GENERATION CONTROL (AGC). A measure of the ability of a generating unit to provide instantaneous control balance between load and generation and help maintain proper tie line bias. This is done to control frequency and to maintain currently proper power flows into and out of a Control Area. In short, AGC is basically a ramping service to follow the second-to-second fluctuations in load and supply.

AVAILABLE TRANSFER CAPABILITY (ATC). The amount of energy above "base case" conditions that can be transferred reliably from one area to another over all transmission facilities without violating any pre- or post-contingency criteria for the facilities in a Control Area under specified system conditions.

BILATERAL TRANSACTION. An agreement between two entities for the sale and delivery of a service.

BRITISH THERMAL UNIT (Btu). A standard unit for measuring the quantity of heat energy equal to the quantity of heat required to raise the temperature of one pound of water by one degree Fahrenheit.

BROWNFIELD. A generation project developed on an existing generation site. It involves additions to an existing power facility or the redevelopment of an abandoned, idled, or under-used facility.

BUS. The point at which transmission lines connect to a substation.

CAPACITY. The amount of electric power delivered or required for which a generator, turbine, transformer, transmission circuit, station, or system is rated by the manufacturer.

CAPACITY CHARGE. An element in a two-part pricing method used in capacity transactions (energy charge is the other element). The capacity charge, sometimes called the DEMAND CHARGE, is assessed on the amount of capacity being purchased.

COMBINED CYCLE UNIT (CC). An electric generating unit that consists of one or more combustion turbines and one or more boilers with a portion of the required energy input to the boiler(s) provided by the exhaust gas of the combustion turbine(s).

COMBUSTION TURBINE UNIT (CT). A combustion turbine typically consists of an axial-flow air compressor and one or more combustion chambers, where liquid or gaseous fuel is burned and the hot gases are passed to the turbine and where the hot gases expand to drive the generator and are then used to run the compressor.

CONTROL AREA. An electric system or systems, bounded by interconnection metering and telemetry, capable of controlling generation to maintain its interchange schedule with other control areas and contributing to frequency regulation of the interconnection.

DEMAND-SIDE MANAGEMENT (DSM). The planning, implementation, and monitoring of utility activities designed to encourage consumers to modify patterns of electricity usage, including the timing and level of electricity demand. It refers only to energy and load-shape modifying activities that are undertaken in response to utility-administered programs. It does not refer to energy and load-shape changes arising from the normal operation of the marketplace or from government-mandated energy efficiency standards. DSM covers the complete range of load-shape objectives, including strategic conservation and load management, as well as strategic load growth.

DIVESTITURE. Occurs when a corporation separates a portion of its business and assets, such as power plants, transmission facilities, or distribution system, from the existing company. This can occur through a sale, spin-off, or other transfer line of business. Divestiture can occur voluntarily as a business decision driven by the market or by government mandate that a utility sell certain assets to diminish perceived market power.

DRI/WEFA. Economic and financial information company operating as a subsidiary of Global Insight.

ENERGY CHARGE. An element in a two-part pricing method used in capacity transactions (capacity charge is the other element).

ENERGY IMBALANCE SERVICE. Used to supply energy for mismatch between scheduled delivery and actual loads that have occurred over an hour.

FIRM POINT-TO-POINT TRANSMISSION SERVICE. Transmission service that is reserved and/or scheduled between specified points of receipt and delivery that is of the same priority as that of the

[PA LOGO]                                                            E: GLOSSARY

transmission provider's firm use of the transmission system.

FORCED OUTAGE. The failure rate of equipment (transmission lines or generators) due to unplanned events.

GENERATING UNIT. Any combination of physically connected generator(s), reactor(s), boiler(s), combustion turbine(s), or other prime mover(s) operated together to produce electric power.

GIGAWATT (GW). One billion watts.

GIGAWATT-HOUR (GWh). One billion watt-hours.

GREENFIELD. A new generation project developed at a location that did not have existing power facilities.

GRIDCO. A for-profit, independent transmission-owning entity. Gridcos are sometimes referred to as independent transmission companies (ITCs).

GROSS GENERATION. The total amount of electric energy produced by the generating units at a generating station or stations, measured at the generator terminals.

INDEPENDENT POWER PRODUCER (IPP). A corporation, person, agency, authority, or other legal entity or instrumentality that owns electric generating capacity and is not an electric utility.

INDEPENDENT SYSTEM OPERATOR (ISO). Generally, an ISO is a voluntarily formed entity that ensures comparable and non-discriminatory access by power suppliers to regional electric transmission systems. As currently envisioned, ISOs would be governed in a manner that renders them "independent" of the commercial interests of power suppliers who also may be owners of transmission facilities in the region. The ISO assumes operational control of the use of transmission facilities, administers a system-wide transmission tariff applicable to all market participants, and maintains short-term system reliability.

KILOWATT (kW). One thousand watts.

KILOWATT-HOUR (kWh). One thousand watt-hours.

LOAD (ELECTRIC). Energy demand or the amount of electric power delivered or required at any specific point or points on a system.

LOAD SERVING ENTITY (LSE). An entity, including a load aggregator or power marketer, serving end-users within a Control Area, that has been granted the authority or has an obligation pursuant to state or local law, regulation, or franchise to sell electric energy to end-users located within the Control Area or the duly designated agent of such an entity.

LOCAL DISTRIBUTION COMPANY (LDC). Independent company delivering wholesale natural gas inside the city gate to the end-user.

LOCATIONAL MARGINAL PRICE (LMP). The marginal cost of supplying the next increment of electric energy at a specific location bus on the electric power network taking into account both generation marginal cost and the physical aspects of the transmission system (PJM).

LOCATIONAL-BASED MARGINAL PRICE (LBMP). The marginal cost of supplying the next increment of electric energy at a specific location bus on the electric power network taking into account both generation marginal cost and the physical aspects of the transmission system (NY-ISO).

MEGAWATT (MW). One million watts.

MEGAWATT-HOUR (MWh). One million watt-hours.

MERCAP. PA's proprietary merchant generating capacity database.

MERCHANT PLANT. An independent power producer selling generated electric power on the open market.

MULTI-POLLUTANT OPTIMIZATION MODEL (MPOM). PA's proprietary linear programming model that simultaneously solves for the optimal combination of coal selections, unit dispatch, and SO SUB(2) and NOx allowance prices over the forecast period.

MULTISYM(TM). A production-cost model developed by Henwood Energy Services, Inc. that allows the characterization of multiple transmission areas.

NATURAL GAS. A naturally occurring mixture of hydrocarbon and non-hydrocarbon gases found in porous geological formations beneath the earth's surface, often in association with petroleum. The principal constituent is methane.

NET GENERATION. Gross generation less the electric energy consumed at the generating station for station use.

NETWORK INTEGRATION TRANSMISSION SERVICE. Allows a transmission customer to integrate, plan, economically dispatch, and regulate its network resources to serve its network load in a manner comparable to that in which the transmission provider utilizes its transmission system to serve its native load customers. Network integration transmission service also may be used by the transmission customer to

E: GLOSSARY                                                            [PA LOGO]

deliver non-firm energy purchases to its network load without additional charge.

OPEN ACCESS SAME-TIME INFORMATION SYSTEM (OASIS). (1) The computer system that is used by transmission providers to exchange transmission service and ancillary service information with transmission customers. The OASIS requirements and standard of conduct were initially defined in FERC Order 889. (2) A computerized information system, developed as an Internet application, that allows LDCs to provide and obtain information needed to schedule transmission services.

OPEN TRANSMISSION ACCESS (OPEN ACCESS). Enables all participants in the wholesale market equal access to transmission service, as long as capacity is available, with the objective of creating a more competitive wholesale power market. The Energy Policy Act of 1992 gave FERC the authority to order utilities to provide transmission access to third parties in the wholesale electricity market.

PANCAKING TRANSMISSION RATES. These result when power crosses more than one transmission system and is subject to two or more tariffs.

POINT-TO-POINT TRANSMISSION SERVICE. The reservation and transmission of capacity and energy on either firm or non-firm basis from the point(s) of receipt to the point(s) of delivery.

POWER EXCHANGE (PX). A spot price pool that is governed and operated separately from the independent system operator. In a power exchange/ISO model, the spot price pool schedules generation and provides price bids to the ISO. The ISO may then use the sets of price bids provided by the power exchange to establish congestion prices, match actual demand to available supply, and facilitate the efficient short-term operation of the integrated generation and transmission system.

POWER POOL. An association of two or more interconnected electric systems planned and operated to supply power in the most reliable and economical manner for their combined load requirements and maintenance programs.

REGIONAL TRANSMISSION ORGANIZATION (RTO). An entity whose purpose is to promote efficiency and reliability in the operation and planning of the electric transmission grid and ensuring non-discrimination in the provision of electric transmission services. The RTO must satisfy minimum characteristics and perform functions as set forth in FERC Order Number 2000 while accommodating open architecture conditions.

REGULATION. The capability of a specific generating unit with appropriate telecommunications, control, and response capability to increase or decrease its output in response to a regulating control signal.

RELIABILITY. The degree to which electric power is made available to those who need it in sufficient quantity and quality to be dependable and safe. The degree of reliability may be measured by the frequency, duration, and magnitude of adverse effects on consumer services.

RUN-OF-RIVER UNIT. A hydroelectric electric generating unit the output of which is controlled by the natural and uncontrolled flow rate of the river.

SPARK SPREADS. Spark spreads compare the cost of generating power using a gas turbine at various heating efficiencies with the cost of buying power from the grid. A positive spark spread indicates that it is economical to buy gas and generate power, while a negative spark spread indicates that it is more economical to buy power from the grid. In general, it is profitable to operate a plant when there is a positive spark spread and not profitable when there is a negative spark spread.

SPINNING RESERVE. That reserve generating capacity running at a zero load and synchronized to the electric system.

STANDARD OFFER. Standard offer service and rates are offered to customers who have never opted to purchase power from alternative suppliers.

SUMMER CAPACITY. The steady hourly output, which generating equipment is expected to supply to system load as demonstrated by tests at the time of summer peak demand.

SYSTEM (ELECTRIC). Physically connected generation, transmission, and distribution facilities operated as an integrated unit under one central management, or operating supervision.

TEN-MINUTE SPINNING RESERVE (TMSR). Refers to the kWs of generating capacity of an electric generator that is synchronized to the system, unloaded during all or part of the hour, and capable of providing contingency protection by loading to supply energy immediately on demand, increasing the energy over no more than 10 minutes to the full amount of generating capacity designated.

TEN-MINUTE NON-SPINNING RESERVE (TMNSR). Refers to the kWs of generating capacity that are not synchronized to the system and capable of providing contingency protection by loading to supply energy

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within ten minutes to the full amount of generating capacity designated.

THIRTY-MINUTE OPERATING RESERVE (TMOR). Refers to the kWs of generating capacity that are capable of providing contingency protection by loading to supply energy within 30 minutes of demand at an output equal to the full amount of generating capacity designated.

TIGHT POWER POOL. A centrally dispatched power pool formed by a group of utilities that dedicate their generating and transmission resources for economic dispatch. Usually in tight power pools costs and revenues are divided among the members after the fact and no one pool member is responsible for the procurement of individual power supply.

TRANSMISSION COMPANY (TRANSCO). A regulated entity that owns, and may construct and maintain, wires used to transmit wholesale power. It may or may not handle the power dispatch and coordination functions. It is regulated to provide non-discriminatory connections, comparable service, and cost recovery. Transcos are sometimes referred to as independent transmission companies (ITCs).

WATT. The electrical unit of power. The rate of energy transfer equivalent to one ampere flowing under a pressure of one volt at unity power factor.

WATT-HOUR (Wh). An electrical energy unit of measure equal to one watt of power supplied to, or taken from, an electric circuit steadily for one hour.

WINTER CAPACITY. The steady hourly output which generating equipment is expected to supply to system load exclusive of auxiliary power, as demonstrated by tests at the time of winter peak load.

E.2             ACRONYMS DEFINITIONS

AEP             American Electric Power Company

APS             Allegheny Power System

AGC             Automatic Generation Control

APX             Automated Power Exchange

ATC             Available Transfer Capability

BPU             Board of Public Utilities

Btu             British Thermal Units

CAAA            Clean Air Act Amendments of 1990

CAL-PX          California Power Exchange

CC              Combined Cycle Combustion Turbine

CECO            Commonwealth Edison
                (pricing area of MAIN)

CMS             Congestion Management System

COMED           Commonwealth Edison Company

CONED           Consolidated Edison Company of New York

CPUC            California Public Utilities Commission

CT              Simple Cycle Combustion Turbine

CTC             Competitive Transition Charge

DB              Declining Balance

DCF             Discounted Cash Flow

DP&L            Dayton Power and Light Company

DSM             Demand-Side Management

DTE             Department of Communications and Energy

DWR             California Department of Water Resources

ECAR            East Central Area Reliability Coordination Agreement

EMO             East Missouri (pricing area of MAIN)

ENTERGY         Entergy Corporation
                (pricing area of SERC)

EIA             Energy Information Administration

EPA             Environmental Protection Agency

EPRI            Electric Power Research Institute

ERCOT           Electric Reliability Council of Texas

EWG             Exempt Wholesale Generator

FCITC           First Contingency Incremental Transfer Capabilities

FERC            Federal Energy Regulatory Commission

FGD             Flue Gas Desulfurization equipment
                (scrubbers)

FOB             Free on Board

FPA             The Federal Power Act of 1920

FPSC            Florida Public Service Commission

FRCC            Florida Reliability Coordinating Council

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E: GLOSSARY                                                            [PA LOGO]

FTRs            Fixed Transmission Rights

GADS            Generating Availability Data System

GAMS            Generalized Algebraic Modeling System

GTI             Gas Technology Institute

GW              Gigawatts

GWh             Gigawatt-Hours

HB              House Bill

IAPCS           Integrated Air Pollution Control System

ICAP            Installed Capability

ICC             Illinois Commerce Commission

IN-CITY         Generators located in the City of New York
                (pricing area of NPCC-New York)

IPP             Independent Power Producer

IRR             Internal Rate of Return

ISO             Independent System Operator

ISO-NE          New England Independent System Operator

ITC             Independent Transmission Company

kW              Kilowatts

kWh             Kilowatt-Hours

LAN             Local Area Network

LBMP            Locational-Based Marginal Pricing

LDC             Local Distribution Company

LEA             Low Excess Air

LMP             Locational Marginal Price

LNB             Low-NOx Burners

LNB/OFA-T       Low-NOx Burners with Overfire Air/Tangential

LOLP            Loss of Load Probability

LONG ISLAND     Generators located on Long Island
                (pricing area of NPCC-New York)

LSE             Load Serving Entity

MAAC            Mid-Atlantic Area Council

MACRS           Modified Accelerated Cost Recovery System

MAIN            Mid-America Interconnected Network

MAPP            Mid-Continent Area Power Pool

MAPSA           Mid-Atlantic Power Supply Association

MECS            Michigan Electric Coordination System

MIC             Market Interface Committee

MISO            Midwest Independent System Operator

MGA             Monongahela

MMBtu           Million British Thermal Units

MOU             Memorandum of Understanding

MPOM            Multi-Pollutant Optimization Model

MPSC            Michigan Public Service Commission

MW              Megawatts

MWh             Megawatt-Hours

MSS             Multi-Settlement System

MTBE            Methyl Tertiary Butyl Ether

MUI             Market User Interface

MVP(SM)         Market Valuation Process

NBV             Net Book Value

NEAAP           National Energy Affordability and Accessibility Project

NEES            New England Electric System

NEPOOL          New England Power Pool
                (subregion of NPCC)

NERC            North American Electric Reliability Council

NEW YORK        New York (subregion of NPCC)

NOPR            Notice of Proposed Ratemaking

NOx             Nitrogen Oxide

NP-15           Northern California pricing zone

NPCC            Northeast Power Coordinating Council

NPE             Nuclear Power Experience

NSPS            New Source Performance Standards

NYMEX           New York Mercantile Exchange

NYPP            New York Power Pool

NYSEG           New York State Electric and Gas

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O&M             Operation and Maintenance

OASIS           Open Access Same-Time Information System

OCA             Office of Consumer Advocate

OFA             Overfire Air

OPEC            Operating Plant Evaluation Code

OPRI            Oil Pipeline Research Institute

ORU             Orange & Rockland Utilities, Inc.

OTR             Ozone Transport Region

PEPCO           Potomac Electric Power Company

PG&E            Pacific Gas & Electric

PJM             Pennsylvania-New Jersey-Maryland Interconnection LLC

PPA             Power Purchase Agreement

PRB             Powder River Basin

PS              Pumped Storage

PSC             Public Service Commission

PSNH            Public Service Company of New Hampshire

PUC             Public Utilities Commission

PUCO            Public Utilities Commission of Ohio

PUCT            Public Utility Commission of Texas

PUHCA           Public Utilities Holding Company Act

PURPA           Public Utilities Regulatory Policies Act

PX              Power Exchange

QF              Qualifying Facility

RECLAIM         Regional Clean Air Incentives Market

REMAQ           Regional Economic Model for Air Quality

RMR             Reliability Must-Run (contract)

RTC             RECLAIM trading credit

RTO             Regional Transmission Organization

S&P             Standard and Poor's

SB              Senate Bill

SCD             Security-Constrained Dispatch

SCE             Southern California Edison

SCIL            South Central Illinois
                (pricing area of MAIN)

SCR             Selective Catalytic Reduction

SDG&E           San Diego Gas & Electric

SE GENERATING   Southern Energy North America Generating, Inc.

SERC            Southeastern Electric Reliability Council

SIC             Synchronous Interconnect Committee

SIGE            Southern Indiana Gas & Electric

SIP             State Implementation Plan

SMA             Supply Margin Assessment

SMD             Standard Market Design

SNCR            Selective Non-Catalytic Reduction

SO SUB(2)       Sulfur Dioxide

SP-15           Southern California pricing zone

SPP             Southwest Power Pool

TCC             Transmission Congestion Contract

TLR             Transmission Loading Relief

TMOR            Thirty-Minute Operating Reserve

TMNSR           Ten-Minute Non-Spinning Reserve

TMSR            Ten-Minute Spinning Reserve

TRA             Tennessee Regulatory Authority

TRANSCO         Transmission Company

TTC             Total Transmission Capability

TVA             Tennessee Valley Authority
                (pricing area of SERC)

VACAR           Virginia and Carolinas
                (pricing area of SERC)

WECC            Western Electricity Coordinating Council

WEPCO           Wisconsin Electric Power Company

WIUM            Wisconsin-Upper Michigan
                (pricing area of MAIN)

ZP-26           Central California pricing zone

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